================================================================================

                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                               ALBERTSON'S, INC.,

                          LOCOMOTIVE ACQUISITION CORP.

                                      AND

                      BUTTREY FOOD AND DRUG STORES COMPANY






                          Dated as of January 19, 1998


================================================================================

                               TABLE OF CONTENTS



                                                                                                  Page

ARTICLE I                   THE TENDER OFFER.......................................................  2.

    1.1                     The Offer..............................................................  2.
    1.2                     SEC Filings............................................................  3.
    1.3                     Company Action.........................................................  4.

ARTICLE II                  THE MERGER.............................................................  5.

    2.1                     The Merger.............................................................  5.
    2.2                     Filing; Closing........................................................  5.
    2.3                     Effective Date of the Merger...........................................  5.
    2.4                     Certificate of Incorporation and Bylaws................................  5.
    2.5                     Directors and Officers.................................................  6.

ARTICLE III                 CONVERSION OF AND SURRENDER AND PAYMENT FOR
                            COMMON STOCK...........................................................  6.

    3.1                     Conversion.............................................................  6.
    3.2                     Closing of Transfer Books..............................................  7.
    3.3                     Surrender of Certificates..............................................  7.
    3.4                     Funding of Paying Agent................................................  8.
    3.5                     Company Stock Option Plans.............................................  8.

ARTICLE IV                  CERTAIN EFFECTS OF MERGER..............................................  9.

    4.1                     Effect of Merger.......................................................  9.
    4.2                     Further Assurances.....................................................  9.

ARTICLE V                   REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR
                            AND NEWCO.............................................................. 10.

    5.1                     Corporate Organization................................................. 10.
    5.2                     Authority Relative to Agreement........................................ 10.
    5.3                     No Violation........................................................... 10.
    5.4                     Proxy Statement; Offer Documents; Other Information.................... 11.
    5.5                     Financing.............................................................. 11.
    5.6                     No Prior Activities.................................................... 12.
    5.7                     Brokers................................................................ 12.
    5.8                     No Prior Ownership..................................................... 12.


ARTICLE VI                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................... 12.

    6.1                     Corporate Organization................................................. 12.
    6.2                     Capital Stock.......................................................... 13.
    6.3                     Options or Other Rights................................................ 13.
    6.4                     Authority Relative to Agreement........................................ 13.
    6.5                     No Violation........................................................... 14.
    6.6                     Governmental Authorizations and Regulations............................ 14.
    6.7                     Litigation............................................................. 15.
    6.8                     Financial Statements and Reports....................................... 15.
    6.9                     Absence of Certain Changes or Events................................... 15.
   6.10                     Benefit Plans.......................................................... 16.
   6.11                     ERISA.................................................................. 17.
   6.12                     Environmental Matters.................................................. 18.
   6.13                     Real Estate Leases..................................................... 19.
   6.14                     Title to Properties; Absence of Liens and Encumbrances................. 20.
   6.15                     Tax Matters............................................................ 20.
   6.16                     Proprietary Property................................................... 21.
   6.17                     Labor Matters.......................................................... 21.
   6.18                     Insurance.............................................................. 22.
   6.19                     Material Contracts..................................................... 22.
   6.20                     Proxy Statement; Offer Documents; Other Information.................... 22.
   6.21                     Brokers................................................................ 23.
   6.22                     Suppliers and Customers................................................ 23.
   6.23                     Inventories............................................................ 23.
   6.24                     Potential Conflict of Interest......................................... 23.
   6.25                     Vote Required.......................................................... 24.
   6.26                     No Undisclosed Liabilities............................................. 24.
   6.27                     Product Liability...................................................... 24.
   6.28                     Full Disclosure........................................................ 24.

ARTICLE VII                 COVENANTS AND AGREEMENTS............................................... 24.

    7.1                     Stockholders Meeting................................................... 24.
    7.2                     Conduct of the Business of the Company Prior to the Effective Date..... 25.
    7.3                     Company Board Representation; Section 14(f)............................ 28.
    7.4                     Access to Properties and Records....................................... 29.
    7.5                     Negotiations........................................................... 30.
    7.6                     Acquiror Vote.......................................................... 31.
    7.7                     Employee Benefits...................................................... 31.
    7.8                     Indemnification........................................................ 32.
    7.9                     Confidentiality........................................................ 33.
   7.10                     Best Efforts........................................................... 33.
   7.11                     Antitrust.............................................................. 34.
   7.12                     Notices of Certain Events.............................................. 35.



   7.13                     Stockholder Litigation................................................. 35.
   7.14                     Consents and Approvals................................................. 35.
   7.15                     Certain Supplier Agreements............................................ 36.
   7.16                     Year 2000 Services..................................................... 36.
   7.17                     Recovery of Certain Amounts Owed....................................... 37.

ARTICLE VIII                CONDITIONS PRECEDENT................................................... 37.

   8.1                      Conditions to Each Party's Obligation to Effect the Merger............. 37.

ARTICLE IX                  TERMINATION, AMENDMENT AND WAIVER...................................... 38.

   9.1                      Termination............................................................ 38.
   9.2                      Termination Fee........................................................ 42.
   9.3                      Amendment.............................................................. 42.
   9.4                      Waiver................................................................. 42.

ARTICLE X                   MISCELLANEOUS.......................................................... 43.

   10.1                     Survival............................................................... 43.
   10.2                     Expenses and Fees...................................................... 43.
   10.3                     Notices................................................................ 43.
   10.4                     Headings............................................................... 44.
   10.5                     Publicity.............................................................. 44.
   10.6                     Assignment............................................................. 44.
   10.7                     Counterparts........................................................... 44.
   10.8                     Invalidity, Etc........................................................ 45.
   10.9                     Specific Performance................................................... 45.
  10.10                     Governing Law.......................................................... 45.
  10.11                     Definition............................................................. 45.

                                    EXHIBITS
                                    --------


EXHIBIT A    CONDITIONS TO THE OFFER
EXHIBIT B    CERTIFICATE OF MERGER



                                   SCHEDULES
                                   ---------


SCHEDULE 3.5     COMPANY STOCK OPTION PLANS
SCHEDULE 6.1     CORPORATE ORGANIZATION
SCHEDULE 6.3     OPTIONS OR OTHER RIGHTS
SCHEDULE 6.5     VIOLATIONS OF/CONSENTS REQUIRED BY MATERIAL CONTRACTS
SCHEDULE 6.7     LITIGATION INVOLVING THE COMPANY OR THE SUBSIDIARY
SCHEDULE 6.9     ABSENCE OF CERTAIN CHANGES OR EVENTS
SCHEDULE 6.10    BENEFIT PLANS
SCHEDULE 6.11    ERISA
SCHEDULE 6.12    COMPLIANCE WITH ENVIRONMENTAL LAWS
SCHEDULE 6.13    LEASED REAL ESTATE
SCHEDULE 6.14    TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES
SCHEDULE 6.15    TAX MATTERS
SCHEDULE 6.16A   LIST OF PROPRIETARY PROPERTY
SCHEDULE 6.17    LABOR MATTERS
SCHEDULE 6.18    INSURANCE
SCHEDULE 6.19    MATERIAL CONTRACTS
SCHEDULE 6.22    SUPPLIERS
SCHEDULE 7.2     CONDUCT OF BUSINESS OF COMPANY PRIOR TO THE EFFECTIVE DATE
SCHEDULE 10.11   DEFINITION

                         AGREEMENT AND PLAN OF MERGER



     AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of January 19, 1998 among Albertson's, Inc., a Delaware corporation (the "Acquiror"), Locomotive Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Acquiror ("Newco"), and Buttrey Food and Drug Stores Company, a Delaware corporation (the "Company").

     WHEREAS, the Boards of Directors of Newco, the Acquiror and the Company deem advisable and in the best interests of their respective stockholders the merger of Newco with and into the Company (the "Merger") upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the "General Corporation Law") (the Company and Newco being hereinafter sometimes referred to as the "Constituent Corporations" and the Company, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation");

     WHEREAS, in furtherance thereof, it is proposed that Newco make an offer to purchase for cash (the "Offer") all of the issued and outstanding shares of Common Stock, $.01 par value, of the Company (the "Common Stock") at a price per share equal to the Price Per Share (as defined in Section 1.1 hereof), subject
                                                  -----------
to the terms and conditions set forth herein and in Exhibit A attached hereto;
                                                    ---------

     WHEREAS, the Boards of Directors of the Acquiror, Newco and the Company have approved the Offer, and have approved the Merger following expiration of the Offer, upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of the Company has further determined that the consideration to be paid for each share of Common Stock in the Offer and the Merger is fair to the holders of such shares and has resolved to recommend that the holders of such shares accept the Offer and approve this Agreement and the Merger upon the terms and subject to the conditions set forth herein; and

     WHEREAS, FS Equity Partners II, L.P., a California limited partnership (the "1 Major Stockholder"), concurrently herewith is entering into that certain Tender and Option Agreement (the "1 Stockholder Agreement"), dated as of the date hereof, with the Acquiror and Newco, pursuant to which the Major Stockholder will agree, among other things, to tender the shares of Common Stock held by it in the Offer and to grant the Acquiror a proxy with respect to the voting of such shares upon the terms and subject to the conditions set forth therein.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Offer and the Merger and the mode of carrying the same into effect, the parties hereby agree as follows:

                                   ARTICLE I
                                THE TENDER OFFER

      1.1 The Offer.

          (a) So long as none of the events set forth in paragraphs (a) through
(g) in Exhibit A attached hereto shall have occurred and be continuing, Newco
       ---------
shall, as soon as practicable but in no event later than five Business Days (as defined in Section 1.3) from the date hereof, commence the Offer to purchase all
           -----------
of the outstanding shares of Common Stock of the Company at a price of $15.50 per share, in cash (the "Price Per Share") and subject to (i) at least that number of shares of Common Stock equivalent to a majority of the total issued and outstanding shares of Common Stock on the date such shares are purchased pursuant to the Offer (the "Minimum Shares") being validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition") and
(ii) the satisfaction of the other conditions set forth in Exhibit A attached
                                                           ---------
hereto, any of which conditions may be waived by Newco in its sole discretion, Newco shall not withdraw the Offer and shall at the earliest time following the expiration of the Offer and subject to the terms of the Offer accept for payment, purchase and pay for all shares of Common Stock duly tendered and not withdrawn. The Offer shall be made pursuant to an Offer to Purchase and related Letter of Transmittal in forms reasonably satisfactory to the Company and containing terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Exhibit A attached hereto, which terms and
                              ---------
conditions shall not be amended without the prior written consent of the Company.

          (b) Neither the Acquiror nor Newco will, without the prior written consent of the Company, decrease the Price Per Share payable in the Offer, decrease the number of shares of Common Stock sought pursuant to the Offer or change the form of consideration payable in the Offer, change or amend the conditions to the Offer (including the conditions set forth in Exhibit A
                                                               ---------
attached hereto) or impose additional conditions to the Offer, change the expiration date of the Offer, or otherwise amend, add or waive any term or condition of the Offer in any manner adverse to the holders of shares of Common Stock; provided, however, that if on any scheduled expiration date of the Offer, which shall initially be twenty Business Days after the date the Offer is commenced, all conditions to the Offer have not been satisfied or waived, (i) Newco may, from time to time, extend the expiration date of the Offer and (ii) Newco shall from time to time after consultation with the Company extend the expiration date of the Offer as long as (A) the waiting period under the HSR Act (as defined below) shall not have expired or been terminated or (B) any order, decree, ruling or other action of or agreement with a Governmental Authority (as defined below) that has the effect of restraining, enjoining, prohibiting or delaying the consummation of the Offer or the Merger or imposing material limitations on the ability of Newco to acquire shares of Common Stock shall be in effect. Subject to the terms and conditions of this Agreement, Acquiror agrees that it shall extend the expiration date of the Offer and shall not terminate the Offer under clause (a) of Exhibit A or Section 9.1(b) or (h) of
                                        ---------    --------------    ---
this Agreement until it has reached an agreement authorizing consummation of the Offer and the Merger with the FTC or DOJ (each, as defined below) and any other Governmental Authority that may have asserted that consummation of the Offer will violate Antitrust Laws and any injunction or order prohibiting or limiting consummation of the Offer or the Merger has become final and non-appealable. Each such extension shall be reasonable under the circumstances, with the parties acknowledging that they wish to consummate the purchase of shares pursuant to the Offer as expeditiously as possible. If, immediately prior to the expiration date of the Offer (as it may be extended), the shares of Common Stock tendered and not withdrawn pursuant to the Offer constitute less than 90% of the number of outstanding shares of Common Stock, Newco may extend the Offer for a period not to exceed ten Business Days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer; provided that in the event the Offer is extended pursuant to this sentence then Acquiror and Newco shall no longer be able to rely on the provisions of subparagraphs (b), (c), (d), (e), (f) or (g) of Exhibit A, or Sections 9.1(b), (f), (h), (i) and (j) hereof, then or in the
----------    ---------------  ---  ---  ---     ---
future as grounds for its refusal to accept for payment and purchase, or to pay for, or as grounds for its delay in the acceptance for payment for, any shares of Common Stock tendered in the Offer. Acquiror and Newco will subject to the terms and conditions of this Agreement use their best efforts to consummate the Offer. Assuming the prior satisfaction or waiver of all the conditions to the Offer set forth in Exhibit A, and subject to the terms and conditions of this
                   ---------
Agreement, the Acquiror shall cause Newco to accept for payment and pay for, in accordance with the terms of the Offer, all shares of Common Stock tendered pursuant to the Offer as soon as permitted recognizing that the parties wish to close as expeditiously as possible following expiration or termination of the waiting period under the HSR Act. The Acquiror shall provide or cause to be provided to Newco, on a timely basis, the funds necessary to purchase any shares of Common Stock that Newco becomes obligated to purchase pursuant to the Offer.

      1.2 SEC Filings. On or before January 26, 1998, the Acquiror and/or Newco shall file with the Securities and Exchange Commission (the "Commission"), with respect to the Offer, a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"). The Schedule 14D-1 will comply in all material respects with the provisions of applicable federal securities laws and will incorporate by reference to the Offer to Purchase, the related Letter of Transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase, the Letter of Transmittal and such other documents being collectively referred to herein as the "Offer Documents"). The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents and any amendments or supplements thereto, prior to the filing thereof with the Commission, and Acquiror and Newco shall in good faith consider such comments. The Acquiror and Newco agree to provide to the Company and its counsel any comments which the Acquiror, Newco or their counsel may receive from the Staff of the Commission with respect to the Offer Documents promptly after receipt thereof. The Acquiror, Newco and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading in any material respect, and the Acquiror and Newco further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the Commission, and the other Offer Documents as so corrected to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Notwithstanding the foregoing, the Acquiror and Newco hereby agree that the Offer Documents to be transmitted to the stockholders of the Company shall include provisions pursuant to which the depositary or exchange agent selected by the Acquiror, Newco and the Company will make payment of the Price Per Share, to any holder who validly tenders at least 45,000 shares of Common Stock in the Offer on or prior to its expiration date, by wire transfer of the Price Per Share to such holder within one Business Day of the date that such shares of Common Stock are accepted for payment and purchased by

Newco. Commission a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which will comply in all material respects with the provisions of applicable federal securities laws. The Acquiror and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 and any amendments or supplements thereto, prior to the filing thereof with the Commission, and the Company shall in good faith consider any such comments. The Company agrees to provide to the Acquiror and Newco and their counsel any comments which the Company or its counsel may receive from the Staff of the Commission with respect to the Schedule 14D-9 promptly after receipt thereof. The Company, Acquiror and Newco agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the Commission and disseminated to the Company's stockholders as and to the extent required by applicable federal securities laws. Subject to the fiduciary duties of the Board of Directors of the Company, under applicable law, the Offer Documents shall contain the recommendations of the Board of Directors of the Company that the Company's stockholders accept the Offer. Acquiror, Newco and the Company each hereby agree promptly to provide such information necessary to the preparation of the exhibits and schedules to the Schedule 14D-9 and the Offer Documents which the respective party responsible therefor shall reasonably request.

      1.3 Company Action.

          (a) The Company hereby approves of and consents to the Offer and represents that its Board of Directors has (i) determined that each of the Offer and Merger is fair to and in the best interests of the Company's stockholders,
(ii) approved the Merger and the making of the Offer and (iii) resolved to recommend acceptance of the Offer by the Company's stockholders and approval and adoption of this Agreement and authorization of the Merger by the stockholders of the Company; provided, however, that such recommendation may be withdrawn, modified or amended in accordance with Section 7.5(b). The Company represents
                                       --------------
that Morgan Stanley & Co. Incorporated ("Morgan Stanley") has delivered to the Company's Board of Directors its written opinion that as of the date hereof, based upon the factors considered by Morgan Stanley in connection with the transactions contemplated by this Agreement, the Price Per Share to be received by the holders of shares of Common Stock pursuant to the Offer, this Agreement and the Merger is fair, from a financial point of view, to such holders receiving the Price Per Share and that a copy of such opinion will be promptly delivered to the Acquiror.

          (b) Promptly upon execution of this Agreement and in connection with the Offer, the Company shall furnish Newco with or cause Newco to be furnished with such information, including lists of the stockholders of the Company, mailing labels and lists of securities positions, each as of a recent date, and shall thereafter render such assistance as the Acquiror or Newco may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, the Acquiror and Newco and each of their respective affiliates and associates shall hold in confidence the information contained in any of such labels and lists, will use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, will promptly deliver to the Company all copies of such information then in their possession. Without limiting the generality of the foregoing, upon receipt of a request from the Acquiror or Newco under Rule 14d-5 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company will comply with Rule 14d-5(a) by a notice to the Acquiror given no later than the first Business Day (as defined in Rule 14d-1(b)(7) of the Exchange Act) after the date of the Acquiror's request, and shall elect to comply with Rule 14d-5(c) within one Business Day thereof.


                                   ARTICLE II
                                   THE MERGER

      2.1 The Merger. Upon the terms and conditions hereinafter set forth and in accordance with the General Corporation Law, at the Effective Date (as defined in Section 2.3), Newco shall be merged with and into the Company and
           -----------
thereupon the separate existence of Newco shall cease, and the Company, as the Surviving Corporation, shall continue to exist under and be governed by the General Corporation Law.

      2.2 Filing; Closing. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Section 8 hereof (other than the condition
                                      ---------
set forth in Section 8.1(a), which may not be waived), Newco and the Company
             --------------
will either (i) cause a Certificate of Merger, in substantially the form of

Exhibit B attached hereto (the "Certificate of Merger"), to be executed and
---------
filed with the Secretary of State of the State of Delaware as provided in
Section 251 of the General Corporation Law, or (ii) in the event Newco shall have acquired 90% or more of the outstanding shares of each class of capital stock of the Company, cause a Certificate of Ownership to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 253 of the General Corporation Law. Prior to such filing, a closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Section 8 of this Agreement (the "Closing"). The
                        ---------
Closing shall occur no later than the second Business Day after satisfaction or waiver of the conditions set forth in Section 8 (other than the condition set
                                      ---------
forth in Section 8.1(a), which may not be waived).
         --------------

      2.3 Effective Date of the Merger. The Merger shall become effective immediately upon the filing, in accordance with Section 251 or Section 253, as the case may be, of the General Corporation Law, of the Certificate of Merger or a Certificate of Ownership, as the case may be, with the Secretary of State of the State of Delaware in accordance therewith. The date and time of such filing is herein sometimes referred to as the "Effective Date."

      2.4 Certificate of Incorporation and Bylaws. Upon the effectiveness of the Merger, the Certificate of Incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation, and the Bylaws of Newco as in effect on the Effective Date shall be the Bylaws of the Surviving Corporation; provided that such Certificate and Bylaws of the Surviving Corporation shall not be inconsistent with the provisions of Section 7.8 hereof.

      2.5 Directors and Officers. The persons who are directors of Newco immediately prior to the Effective Date and the officers of the Company shall, after the Effective Date and in accordance with the Certificate of Merger or Certificate of Ownership, as the case may be, serve as the directors and officers, respectively, of the Surviving Corporation, in each case such directors and officers to serve until their successors have been duly elected and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.


                                  ARTICLE III
                        CONVERSION OF AND SURRENDER AND
                            PAYMENT FOR COMMON STOCK

      3.1 Conversion. At the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof:

          (a) Each issued and outstanding share of the Common Stock of the Company, other than (i) shares of Common Stock owned of record by the Acquiror or Newco, (ii) Dissenting Stock (as hereinafter defined) or (iii) shares of Common Stock held in the treasury of the Company, shall be automatically converted into the right to receive the Price Per Share in cash.

          (b) Each issued and outstanding share of the Common Stock of Newco shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock, $.01 par value (the "New Common Stock"), of the Surviving Corporation.

          (c) All shares of Common Stock which are held by the Company as treasury shares or which are owned of record by the Acquiror or Newco shall be canceled and retired and cease to exist, without any conversion thereof or payment with respect thereto.

          (d) The right of any stockholder of the Company to receive the Price Per Share shall be subject to and reduced by the amount of any required tax withholding obligation.

     Notwithstanding any provision of this Agreement to the contrary, shares of the Common Stock with respect to which appraisal rights have been demanded and perfected in accordance with Section 262(d) of the General Corporation Law (the "Dissenting Stock") shall not be converted into the right to receive cash at or after the Effective Date, and the holder thereof shall be entitled only to such rights as are granted by the General Corporation Law. Notwithstanding the preceding sentence, if any holder of shares of Common Stock who demands appraisal of such shares under the General Corporation Law shall effectively withdraw his demand for such appraisal (in accordance with Section 262(k) of the General Corporation Law) or becomes ineligible for such appraisal (through failure to perfect or otherwise) then, as of the Effective Date or the occurrence of such event, whichever last occurs, such holder's Dissenting Stock shall cease to be Dissenting Stock and shall be converted into and represent the right to receive cash, without interest thereon, as provided in this Section
                                                                     -------
3.1.  The Company shall give the Acquiror (i) prompt notice of any written
---
demands for appraisal, withdrawals of demands for appraisal and any other instrument served pursuant to Section 262 of the General Corporation

Law received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under such Section. Except with the prior written consent of Acquiror, prior to the Effective Date, the Company will not voluntarily make any payment with respect to any demands for appraisal and will not settle or offer to settle any such demands.

      3.2 Closing of Transfer Books. At the Effective Date, the stock transfer books of the Company shall be closed, and no transfer of shares of Common Stock of the Company shall thereafter be made. If, after the Effective Date, certificates previously representing shares of Common Stock are presented to the Surviving Corporation or the Paying Agent (as defined in Section 3.3), they
                                                         -----------
shall be canceled and exchanged for cash as provided in Section 3.1(a), subject
                                                        --------------
to applicable law in the case of Dissenting Stock.

      3.3 Surrender of Certificates.

          (a) The Company. From and after the Effective Date, such bank and trust company as Newco, at least five days prior to the mailing of the Proxy Statement (as defined in Section 7.1), shall designate and the Company shall
                         -----------
approve (which approval shall not be unreasonably withheld), shall act as paying agent (the "Paying Agent") in effecting the exchange for cash of certificates that, prior to the Effective Date, represented shares of Common Stock entitled to payment in cash pursuant to Section 3.1(a). As soon as practicable after the
                               --------------
Effective Date, the Paying Agent shall send a notice and transmittal form to each holder of record of Common Stock immediately prior to the Effective Date, advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent (who may appoint forwarding agents with the approval of Newco) the certificate or certificates to be exchanged pursuant to the Merger. Upon the surrender for exchange of such a certificate, together with such letter of transmittal duly completed and properly executed in accordance with instructions thereto and such other documents as may be required pursuant to such instructions, the holder shall be paid promptly, without interest thereon and subject to any required withholding of taxes, the amount of cash to which such holder is entitled hereunder, and such certificate shall forthwith be canceled. Until so surrendered and exchanged, each certificate which immediately prior to the Effective Date represented outstanding shares of the Common Stock (other than Dissenting Stock and shares of Common Stock owned by the Acquiror or Newco) shall represent solely the right to receive the cash into which the Common Stock it theretofore represented shall have been converted pursuant to Section 3.1(a), subject to any required withholding of taxes. If
            --------------
any payment for Common Stock is to be made to a person other than the person in whose name the certificates for such shares surrendered or registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the delivery of such check to a person other than the registered owner of the certificate surrendered or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

          (b) Newco. The Acquiror, as the sole stockholder of Newco, shall, upon surrender to the Surviving Corporation of certificates representing the common stock, $1.00 par value, of Newco, receive a certificate representing the number of shares of New Common Stock into which the capital stock of Newco shall have been converted pursuant to Section 3.1(b).
                                --------------

      3.4 Funding of Paying Agent. Prior to the Effective Date, the Company and Newco shall enter into an agreement (the "Payment Agreement") with the Paying Agent. Prior to the filing of the Certificate of Merger or the Certificate of Ownership, as the case may be, Newco shall deposit or cause to be deposited with the Paying Agent in trust for the benefit of stockholders of the Company, cash in an aggregate amount equal to the product obtained by multiplying (i) the number of shares of Common Stock outstanding (and not owned of record by the Acquiror or Newco) immediately prior to the Effective Date, by (ii) the Price Per Share. The deposit made by Newco pursuant to the preceding sentence is hereinafter referred to as the "Payment Fund." The Payment Agreement shall provide, among other things, that (a) the Paying Agent shall maintain the Payment Fund as a separate fund to be held for the benefit of the holders of the Common Stock of the Company, which shall be promptly applied by the Paying Agent to making the payments provided for in Section 3.3, (b) any portion of the
                                       -----------
Payment Fund that has not been paid to holders of the Common Stock pursuant to

Section 3.3 prior to that date which is six months from the Effective Date shall
-----------
be paid to the Surviving Corporation, and any holders of Common Stock who shall not have theretofore complied with Section 3.3 shall thereafter look only to the
                                   -----------
Acquiror and the Surviving Corporation for payment of the amount of cash to which they are entitled under this Agreement, (c) the Payment Fund shall not be used for any purpose that is not provided for herein, (d) the Paying Agent may invest, if so directed by Acquiror or the Surviving Corporation, the Payment Fund in obligations of the United States government or any agency or instrumentality thereof, or in obligations that are guaranteed or insured by the United States government or any agency or instrumentality thereof, (e) any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation on demand, and (f) all expenses of the Paying Agent shall be paid directly by the Surviving Corporation. Promptly following the date which is six months from the Effective Date, the Paying Agent shall return to the Surviving Corporation all cash and any other instruments in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a certificate formerly representing Common Stock other than the Dissenting Stock may surrender such certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the consideration payable in respect thereto pursuant to Section 3.1(a) hereof,
                                                     --------------
without interest, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under the General Corporation Law. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable for the Price Per Share to any holder of a certificate formerly representing Common Stock if such amount is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      3.5 Company Stock Option Plans. Prior to consummation of the Offer or the Effective Date or both, the Company may, subject to the penultimate sentence of this Section 3.5 and Schedule 3.5, enter into agreements in respect of
     -----------     ------------
outstanding options to purchase shares of Common Stock (the "Options") pursuant to the Company's 1990 Nonqualified Performance Stock Option Plan, 1993 Special Option Plan, 1995 Stock Option Plan and the 1996 Nonqualified Non-Employee Directors Stock Option Plan (collectively, the "Stock Option Plans"), providing for the payment upon surrender of each vested Option immediately after the consummation of the Offer up to and including the Effective Date of an amount of cash per share subject to each such Option equal to the excess, if any, of the Price Per Share over the exercise price of such Option less an amount equal to all taxes required to be withheld from such payment (the "Spread Per Share"). Any Options not so surrendered or exercised prior to the Effective Date shall terminate no later than the Effective Date in accordance with the terms of the Stock Option Plans or such agreements with optionees. The Company may accelerate the vesting of outstanding Options in accordance with Schedule 3.5. Upon request of the Company following
                           ------------
consummation of the Offer, the Acquiror shall advance to the Company sufficient funds to enable the Company to pay the aggregate Spread Per Share.


                                  ARTICLE IV
                           CERTAIN EFFECTS OF MERGER

      4.1 Effect of Merger. On and after the Effective Date, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

      4.2 Further Assurances. If at any time after the Effective Date the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Constituent Corporations and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action.

                                   ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF THE
                               ACQUIROR AND NEWCO

     The Acquiror and Newco jointly and severally represent and warrant to the Company as follows:

      5.1 Corporate Organization. Each of the Acquiror and Newco is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on Acquiror and its Subsidiaries, taken as a whole.

      5.2 Authority Relative to Agreement. Each of the Acquiror and Newco has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution, delivery and performance by each of the Acquiror and Newco of this Agreement and the consummation of the transactions contemplated on their parts hereby have been duly authorized by all necessary corporate action (including, without limitation, stockholder action) on the part of the Acquiror and Newco. No other action on the part of the Acquiror or Newco is necessary to authorize the execution and delivery of this Agreement by the Acquiror and Newco or the performance by the Acquiror and Newco of their respective obligations hereunder. This Agreement has been duly executed and delivered by each of the Acquiror and Newco, and is a legal, valid and binding obligation of each of the Acquiror and Newco, enforceable against each of the Acquiror and Newco in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

      5.3 No Violation. The execution, delivery and performance of this Agreement by each of the Acquiror and Newco and the consummation by each of them of the transactions contemplated hereby, will not (i) violate or conflict with any provision of any material law applicable to the Acquiror or Newco or by which any property or asset of either of them is bound, (ii) require the consent, waiver, approval, license or authorization of or any filing by the Acquiror or Newco with any public authority (other than (a) the filing of a pre-merger notification report under The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (collectively, the "HSR Act"), (b) in connection with or in compliance with the provisions of the Exchange Act, the General Corporation Law, the "takeover" or "blue sky" laws of various states, (c) applicable state statutes and regulations regulating the sale of various items and services sold by the Acquiror or Newco, and (d) any other filings and approvals expressly contemplated by this Agreement), (iii) conflict with or result in any breach of any material provision of the respective certificate of incorporation or by-laws of the Acquiror and Newco in any material respect or (iv) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Acquiror, Newco, or any of their respective subsidiaries (collectively, the "Subsidiaries") pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which the Acquiror or Newco is subject or by which the Acquiror or Newco or any of their property or assets is bound, except in the case of clauses
(i), (ii) and (iv) where failure to give such notice, make such filings, or obtain such authorizations, consents or approvals, or where such violations, conflicts, breaches or defaults, individually or in the aggregate, would not prevent or delay consummation of the Offer or the Merger, or otherwise adversely effect the ability of the Acquiror or Newco to consummate the transactions contemplated by this Agreement or to perform their respective obligations hereunder.

      5.4 Proxy Statement; Offer Documents; Other Information. Neither the Offer Documents nor any of the information supplied or to be supplied in writing by either the Acquiror or Newco for inclusion in the Schedule 14D-9, the Proxy Statement (as defined in Section 7.1) and any other documents to be filed with
                         -----------
the Commission or any regulatory agency in connection with the transactions contemplated hereby, including any amendment or supplement to such documents, will, at the respective times such documents are filed, and, with respect to the
Schedule 14D-9, the Proxy Statement and the Offer Documents, when first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein in light of the circumstances under which they are made not misleading or, in the case of the Schedule 14D-9 and the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Meeting (as defined in Section 7.1) and at the Effective Date, contain any
                           -----------
untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the Offer or the solicitation of proxies for the Meeting which shall have become false or misleading. If, at any time prior to the Effective Date, any event relating to the Acquiror or any of its affiliates, officers or directors is discovered by the Acquiror that should be set forth in an amendment or supplement to the Schedule 14D-9, the Proxy Statement or the Offer Documents, the Acquiror will promptly inform the Company, and such amendment or supplement will be promptly filed with the Commission and appropriate state securities administrators, and disseminated to the stockholders of the Company, to the extent required by applicable federal and state securities laws. All documents which the Acquiror or Newco files or is responsible for filing with the Commission and any regulatory agency in connection with the Offer or the Merger (including, without limitation, the Offer Documents and the Proxy Statement) will comply as to form and content in all material respects with the provisions of applicable law. Notwithstanding the foregoing, neither the Acquiror nor Newco makes any representation or warranty with respect to any information that has been supplied by the Company or the Subsidiary or their auditors, attorneys, financial advisors, other consultants or advisors specifically for use in the Offer Documents, or in any other documents to be filed with the Commission or any regulatory agency in connection with the transactions contemplated hereby.

      5.5 Financing. The Acquiror and Newco have funds or other financial resources available sufficient to consummate the Offer and the Merger on the terms contemplated by this Agreement, and at the expiration of the Offer and the Effective Date of the Merger, the Acquiror and Newco will have available all of the funds necessary for the acquisition of all shares of Common Stock pursuant to the Offer and the Merger, as the case may be, and to perform their respective obligations under this Agreement.

      5.6 No Prior Activities. Newco has not incurred nor will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance hereof, and the consummation of the transactions contemplated hereby, including the Merger. Except as contemplated by this Agreement, Newco has not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any person or entity, or become subject to or bound by any obligation or undertaking. As of the date hereof, the authorized capital stock of Newco consists of 1,000 shares of common stock, par value $1.00 per share, 100 shares of which have been issued, and all of which are owned beneficially and of record by the Acquiror.

      5.7 Brokers. Neither the Acquiror nor Newco has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

      5.8 No Prior Ownership.   To the best knowledge of the Acquiror and Newco,
none of the Acquiror, Newco or any of their respective affiliates, beneficially or of record owns any shares of Common Stock of the Company, other than shares of Common Stock, if any, held by or for the account of employees or former employees of the Acquiror, Newco or any of their respective affiliates pursuant to any of such employees' employee benefit plans or arrangements.


                                  ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Acquiror and Newco as follows:

      6.1 Corporate Organization. Each of the Company and its subsidiary, Buttrey Food and Drug Company (the "Subsidiary"), is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed, in the aggregate, would have or be reasonably likely to have a material adverse effect on the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets or liabilities of the Company and the Subsidiary, taken as a whole. True and complete copies of the Certificate of Incorporation and the Bylaws of the Company and the Subsidiary have been delivered to Acquiror and Newco. Such Certificates of Incorporation and Bylaws are in full force and effect. Neither the Company nor the Subsidiary is in violation of any material provision of its Certificate of Incorporation or Bylaws in any material respect. Except for the

Subsidiary, the Pharmacy Corporation (as defined below) and as set forth in
Schedule 6.1, neither the Company nor the Subsidiary owns (i) any equity
------------
interest in any corporation or other entity or (ii) marketable securities where the Company's or the Subsidiary's equity interest in any entity exceeds five percent of the outstanding equity of such entity on the date hereof. Other than the Pharmacy Corporation (as defined in the next sentence), the Subsidiary is the only subsidiary, direct or indirect, of the Company. The Subsidiary owns 490 shares of the common stock, $100 par value, of N.D. Pharmacy, Inc., a corporation organized under the laws of the State of North Dakota (the "Pharmacy Corporation").

      6.2 Capital Stock. As of the date hereof, (i) the authorized capital stock of the Company consists in its entirety of 15,000,000 shares of Common Stock, $.01 par value, 8,644,631 of which are issued and outstanding and none of which are held in the Company's treasury, 199,722 shares of Non-Voting Common Stock, $.01 par value, none of which are issued and outstanding, and 1,000,000 shares of Preferred Stock, $.01 par value, none of which is issued and outstanding, (ii) the authorized capital stock of the Subsidiary consists in its entirety of 1,000 shares of common stock, $.01 par value, all of which is issued and outstanding and owned beneficially and of record by the Company, and (iii) the authorized capital stock of the Pharmacy Corporation consists in its entirety of 2,000 shares of Common Stock, $100 par value, 490 shares of which are issued and outstanding and owned beneficially and of record by the Subsidiary, and 510 shares of which are issued and outstanding and owned beneficially and of record by Robert Treitline. All of the outstanding shares of capital stock of the Subsidiary and all of the outstanding shares of capital stock of the Pharmacy Corporation owned by the Subsidiary are held free and clear of all liens, charges, encumbrances, options, rights of first refusal or limitations or agreements regarding voting rights of any nature, are duly authorized and have been validly issued and are fully paid and nonassessable.

      6.3 Options or Other Rights.  Except as set forth on Schedule 6.3 or as
                                                           ------------
contemplated by this Agreement, there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind to purchase or otherwise to receive from the Company or the Subsidiary any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of the Company or the Subsidiary and there is no outstanding security of any kind convertible into or exchangeable for such capital stock. Except as set forth on Schedule 6.3, there
                                                             ------------
are no voting trusts or other agreements or understandings to which the Company, the Subsidiary or the Pharmacy Corporation is a party with respect to the voting of the capital stock of the Company, the Subsidiary or the Pharmacy Corporation.

      6.4 Authority Relative to Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors, and (other than the approval of the voting stockholders as provided in Section 7.1 hereof) no other action on the part of the Company or
            -----------
its stockholders is necessary to authorize the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by the Company, and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

      6.5 No Violation.  Except as set forth on Schedule 6.5, the execution,
                                                ------------
delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby will not (i) materially violate or conflict with any provision of any material law applicable to the Company or the Subsidiary or by which a material amount of their property or assets of either of them is bound, (ii) require any consent, waiver, approval, license or authorization of or any filing by the Company or the Subsidiary with any public authority (other than (a) the filing of a premerger notification report under the HSR Act, (b) in connection with or in compliance with the provisions of the Exchange Act, the General Corporation Law or the "takeover" or "blue sky" laws of various states, (c) state statutes and regulations regulating the sale of certain items and services sold or provided by the Company and the Subsidiary,
(d) any such consent, waiver, approval, license, authorization or filing the failure to obtain or make would not materially impact the Company's operations and (e) any other filings and approvals expressly contemplated by this Section 6.5), (iii) conflict with or result in any breach of any material provision of the certificate of incorporation or by-laws of the Company or the Subsidiary in any material respect or (iv) materially violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of the Company or the Subsidiary pursuant to any provision of any material indenture, mortgage, lien, lease, agreement, contract or instrument (the "Company Agreements") or any material order, judgment, ordinance, regulation or decree to which the Company or the Subsidiary is subject or by which the Company or the Subsidiary or a material amount of their property or assets is bound. Schedule 6.5 sets forth a list of
                                              ------------
all material third party consents and approvals required to be obtained under any Company Agreement prior to the consummation of the transactions contemplated by this Agreement.

      6.6 Governmental Authorizations and Regulations. The Company and the Subsidiary hold all governmental licenses, permits and other authorizations material to the conduct of their businesses. Such material governmental licenses, permits and other authorizations are valid and sufficient in all material respects for all business presently carried on by the Company and the Subsidiary, and the Company knows of no threatened suspension, cancellation or invalidation of any such material license, permit or other authorization. Neither the Company nor the Subsidiary is in material conflict with, or is in material default or violation of, (i) any material law, rule, regulation, order, judgment, ordinance, regulation or decree applicable to the Company or the Subsidiary or by which a material amount of the property or assets of either of them is bound or affected, or (ii) any material indenture, mortgage, lien, lease, agreement, instrument, contract, note, bond, license, permit, franchise or other material authorization or obligation to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary or a material amount of the property or assets of either of them is bound or affected. No notice, charge, claim, action or assertion has been received by the Company or the Subsidiary or has been filed, commenced or, to the Company's knowledge, threatened against the Company or the Subsidiary alleging any such material conflict, default or violation.

      6.7 Litigation.  Except as set forth on Schedule 6.7, and except for
                                              ------------
actions which are instituted or, to the Company's knowledge, threatened after the date hereof challenging or seeking to prevent, or which arise as a result of, directly or indirectly, the consummation of the transactions contemplated by this Agreement or the Stockholder Agreement, there are no material suits, claims, arbitrations, mediations, actions, proceedings, unfair labor practice complaints or grievances pending or, to the best of the Company's or the Subsidiary's knowledge, threatened or, to the best of the Company's or the Subsidiary's knowledge, investigations pending or threatened against the Company or the Subsidiary or with respect to a material amount of the property or assets of either of them before any court, arbitrator, administrator or governmental or regulatory authority or body. Neither the Company nor the Subsidiary nor a material amount of the property or assets of either of them is subject to any material order, judgment, injunction or decree.

      6.8 Financial Statements and Reports. The Company has filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1995 under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"). The reports, statements and registration statements referred to in the immediately preceding sentence (including, without limitation, any financial statements or schedules or other information incorporated by reference therein) are referred to in this Agreement as the "Company SEC Filings." As of the respective times such documents were filed or, as applicable, became effective, the Company SEC Filings complied as to form and content, in all material respects, with the requirements of the Securities Act, and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Subsidiary is not required to file any material forms, reports, schedules, statements or other documents with the Commission. The financial statements of the Company included in the Company SEC Filings were prepared from, and are, in all material respects, in accordance with, the books and records of the Company and the Subsidiary, comply in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto were prepared, in all material respects, in accordance with United States generally accepted accounting principles (as in effect from time to time) applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and the Subsidiary as of the dates and for the periods indicated subject, in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustments and any other adjustments described therein which adjustments will not be material either singly or in the aggregate. (The unaudited consolidated balance sheet of the Company and the Subsidiary as of November 1, 1997 included in the Form 10-Q for the Company's fiscal quarter ended November 1, 1997 is hereinafter called the "Company Balance Sheet," and November 1, 1997 is hereinafter called the "Company Balance Sheet Date.")

      6.9 Absence of Certain Changes or Events. Since the Company Balance Sheet Date and except as disclosed on Schedule 6.9, the business of the Company and
                                ------------
the Subsidiary have been conducted in the ordinary course, and there has not been (i) from the Company Balance Sheet Date to the date of this Agreement any material adverse change in the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets or liabilities of the Company and the Subsidiary, taken as a whole, excluding any such change or changes caused by a general change in the economy (including any such change caused by a general change in the markets served by the Company and the Subsidiary); (ii) any material indebtedness incurred by the Company or the Subsidiary for borrowed money, other than in the ordinary course of business; (iii) any declaration, setting aside or payment of any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock; (iv) any material increase in the compensation payable or to become payable by the Company or the Subsidiary to any of their employees, officers or directors or in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees (other than as provided on
Schedule 6.10, except in accordance with collective bargaining agreements set
-------------
forth on Schedule 6.17, and except for cost of living adjustments and other
         -------------
increases in the ordinary course and consistent with past practice and other increases which are reasonably necessary for the operation of the business of the Company and the Subsidiary); (v) any entry by the Company or the Subsidiary into any commitment or transaction out of the ordinary course of business which is material to the Company and the Subsidiary taken as a whole; or (vi) any action taken, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except for changes required by generally accepted accounting principles.

      6.10 Benefit Plans.  Except as disclosed on Schedule 6.10 or Schedule 6.11
                                                  -------------    -------------
and for plans, programs, arrangements or agreements that provide only immaterial benefits, neither the Company nor the Subsidiary has outstanding any employment agreement with any officer or employee of the Company or the Subsidiary and neither the Company, the Subsidiary nor any other entity ("ERISA Affiliate") that, together the Company or the Subsidiary would be deemed a "single employer" for purposes of Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsors, maintains, contributes to or is required to contribute to, any bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, stock appreciation right or other stock-based incentive, savings, change in control, severance, or termination pay, salary continuation, consulting, hospitalization or other medical, life, disability or other insurance, profit-sharing, retirement (including, without limitation, health and life insurance benefits provided after retirement) or pension plan (including, without limitation, Company Employee Benefit Plans as defined in Section 6.11 hereof), program,
                                             ------------
agreement or arrangement with or for the benefit of any current or former director, officer, employee, consultant, agent, or independent contractor of the Company or the Subsidiary, or for the benefit of any group of such persons ("Company Plans"). Except as provided in Schedule 6.10 or as required by the
                                          -------------
terms of a collective bargaining agreement, neither the Company, the Subsidiary nor any ERISA Affiliate has any formal plan or commitment to create any additional Company Plan or modify an existing Company Plan in any material respect that would affect any current or former employee or director of the Company, the Subsidiary or any ERISA Affiliate. With respect to each of the Company Plans, the Company has heretofore delivered to Acquiror true and complete copies of (i) the plan document (including all amendments thereto) or a written description of any Company Plan that is not otherwise in writing; (ii) if the Company Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto); and
(iii) all contracts relating to the Company Plans with respect to which the Company, the Subsidiary or any ERISA Affiliate may have any material liability. Except as disclosed on Schedule 6.10, neither the Company nor the Subsidiary has
                       -------------
made, or entered into any agreement to make, any payment that could reasonably be expected to be treated as an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Each of the Company Plans has been operated and administered in all material respects in accordance with their terms and all applicable material laws, including, without limitation, ERISA and the Code. There are no material actions, suits or claims pending, other than routine claims for benefits and proceedings relating to "qualified domestic relations orders" (within the meaning of Code Section 414(p)), with respect to the Company Plans or their operation, administration or maintenance. Except as provided in Schedule 6.10, none of the Company Plans or
                                   -------------
any other agreement or arrangement with respect to which the Company or the Subsidiary may have any liability could give rise to the payment of any material amount that would fail to be deductible for federal income tax purposes by reason of Section 162(m) of the Code. No Company Plan provides material amounts of benefits, including without limitation, death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service other than (i) coverage mandated by applicable law,
(ii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, the Subsidiary or any ERISA Affiliate, or (iv) benefits, the full cost of which is borne by the current or former employee (or his beneficiary). Except as disclosed on Schedule 6.10, the consummation of the transactions contemplated
             -------------
hereunder will not result in the payment, vesting, acceleration or enhancement of any material benefit under any Company Plan. Only the first sentence of this
Section 6.10 shall apply to any Company Plan that is a "multiemployer plan" as defined in Section 3(37) of ERISA ("Multiemployer Plan").

      6.11 ERISA.  Set forth on Schedule 6.10 and Schedule 6.11 are all of the
                                -------------     -------------
employee benefit plans, as defined in Section 3(3) of ERISA that are sponsored, or are being maintained or contributed to, or are required to be contributed to, by the Company, the Subsidiary, or any ERISA Affiliate ("Company Employee Benefit Plans"), including but without limitation, any Multiemployer Plan. The Company has furnished Acquiror (a) a true and complete copy of the current plan document and summary plan description (if applicable), together with the current summary of material modifications issued with respect to such summary plan description for each Company Employee Benefit Plan (or written description of any Company Employee Benefit Plan that is not otherwise in writing), (b) a true and complete copy of the most recently filed Form 5500 (including the related schedules) with respect to each Company Employee Benefit Plan for which such form is required to be filed, and (c) a true and complete copy of any trust agreement, insurance contract or other agreement or arrangement serving as a source of funding for any benefits payable under any Company Employee Benefit Plan. No"prohibited transactions" (as such term is defined in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) have occurred with respect to the Company Employee Benefit Plans that could result, individually or in the aggregate, in the imposition of a material amount of taxes or penalties. With respect to each of the Company Employee Benefit Plans that is intended to qualify for favorable income tax treatment under
Section 401(a) of the Code, (i) the Internal Revenue Service ("IRS") has issued a favorable determination letter with respect to such plan; (ii) the Company will furnish Acquiror with a copy of the determination letter most recently issued by the IRS with respect to such plan within two days of the date of this Agreement; and (iii) to the best knowledge of the Company, no event has occurred from the date of each such favorable determination letter that would materially and adversely affect the tax-qualified status of the plan in question. With respect to the Company Employee Benefit Plans, neither the Company, the Subsidiary, nor any ERISA Affiliate has incurred any material liabilities as a result of the violation of or the failure to comply with any applicable provision of ERISA, the Code, any other applicable provision of law, or any provision of such plan. None of the Company Employee Benefit Plans is subject to
Section 302 of ERISA or Section 412 of the Code and no plan at any time sponsored, maintained, contributed to or required to be contributed to by the Company or the Subsidiary is or was subject to Title IV of ERISA. Neither the Company nor the Subsidiary has any reasonable risk of incurring any material liability under Sections 4064 or 4069 of ERISA. Neither the Company, the Subsidiary, nor any ERISA Affiliate has failed to make any material contribution to, or to make any material payment under, the Company Employee Benefit Plans (including, without limitation, Multiemployer Plans) that it was required to make pursuant to the terms of the plans or pursuant to applicable law and all such material amounts properly accrued through the Closing with respect to the current plan year thereof will be paid by the Company, the Subsidiary or such ERISA Affiliate prior to the Closing, or will be properly recorded in the Company's financial statements or books and records. There is no pending or, to the best knowledge of the Company, threatened material legal action, proceeding or investigation against or involving the Company Employee Benefit Plans which could result individually or in the aggregate in material liabilities to such plans, the Company or the Subsidiary. With respect to any Company Employee Benefit Plan that is a Multiemployer Plan (i) neither the Company, the Subsidiary nor any ERISA Affiliate has, since September 26, 1980 through the date hereof, made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Section 4203 and 4205 of ERISA, that individually or in the aggregate could result in a material liability, (ii) through the date hereof no event has occurred that presents a material risk of a complete or partial withdrawal that, individually or in the aggregate, could result in a material liability, and (iii) except as listed in Schedule 6.11,
                                                              ------------
neither the Company, the Subsidiary nor any ERISA Affiliate has any material contingent liability under Section 4204 of ERISA. The Company has provided to Acquiror a list of all Multiemployer Plans that are subject to Title IV of ERISA to which the Company and the Subsidiary contribute or are required to contribute. All representations made by the Company in this Section 6.11 are
                                                            ------------
likewise true with respect to the Subsidiary. Except as expressly referenced herein, the term "Company Employee Benefit Plan" shall not include any Multiemployer Plan for purposes of this Section 6.11.

      6.12 Environmental Matters.

          (a) Schedule 6.14 discloses all real property owned by the Company and
              -------------
the Subsidiary, and Schedule 6.13 discloses all real property leased or operated
                    -------------
by the Company and the Subsidiary (collectively, the "Company Real Properties").

          (b) Except as disclosed in the Company SEC Filings or set forth on
Schedule 6.12, (i) none of the Company, the Subsidiary or, to the Company's
-------------
knowledge, any of the Company Real Properties fails to comply in any material respect with any Environmental Laws; (ii) no governmental agency or third party has alleged that the Company, the Subsidiary or, to the Company's knowledge, the Company Real Properties is in material violation of, or subject to any administrative or judicial proceeding pursuant to, any Environmental Law in any material respect; (iii) to the Company's knowledge, there has not occurred, nor is there presently occurring, any Release or Releases of any amount of any Hazardous Materials on, into or beneath the surface of the Company Real Properties or any property located adjacent to the Company Real Properties in a manner which materially and adversely affects the Company Real Properties or the Company and the Subsidiary, taken as a whole; (iv) neither the Company nor the Subsidiary has disposed, or allowed or arranged for any third parties to dispose, of any amount of any Hazardous Materials upon any of the Company Real Properties in a manner which materially and adversely affects the Company Real Properties or the Company and the Subsidiary, taken as a whole; (v) neither the Company nor the Subsidiary has received any notice that either of them or any of the Company Real Properties is a potentially responsible party for a federal or state environmental cleanup site or sites or for corrective actions under any Environmental Law with respect to any material matters; and (vi) the Company has delivered to the Acquiror copies of all material audits, environmental assessments or environmental studies undertaken by or in the possession of the Company or the Subsidiary with respect to their operations or the Company Real Properties.

          (c) For purposes of this Agreement, "Hazardous Materials" shall mean asbestos, petroleum products, underground tanks of any type and all other materials now or hereafter defined as "hazardous substances", "hazardous wastes", "toxic substances", "solid wastes", or otherwise now or hereafter listed or regulated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. (S)9601 et seq.
                                                                       -- ---
("CERCLA"); the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S)6901 et
                                                                             --
seq. ("RCRA"), and any amendments thereto; the Hazardous Materials
---
Transportation Act, 49 U.S.C. (S)(S)1801 et seq. ("HMTA"); the Clean Water Act,
                                         -- ---
the Safe Drinking Water Act; the Atomic Energy Act; the Federal Insecticide, Fungicide, and Rodenticide Act; the Clean Air Act; and any other similar federal, state or local statute, regulation, ordinance, order, decree, or any other law, common law theory or reported decision of any state or federal court, as now or at any time hereafter in effect, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

          (d) For purposes of this Agreement, "Environmental Laws" means any and all federal, state and local laws (including, without limitation, common law), statutes, ordinances, rules, regulations, judgments, orders, decrees, permits, licenses, or other governmental restrictions or requirements relating to health, pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), the release or threatened release, discharge, emission, of any Hazardous Materials or materials containing Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or the pollution of the environment or the protection of human health, including, without limitation, CERCLA, RCRA and HMTA.

          (e) For purposes of this Agreement, "Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, escaping, leaching, disposing or dumping.

      6.13 Real Estate Leases. Schedule 6.13 sets forth a list as of the date of
                               -------------
this Agreement of (i) all real property which is leased by the Company or the Subsidiary (the "Leased Real Property"); (ii) all material options held by the Company or the Subsidiary or contractual obligations on the part of the Company or the Subsidiary to purchase or acquire any interest in real property; and
(iii) all options granted by the Company or the Subsidiary or contractual obligations on the part of the Company or the Subsidiary to sell or dispose of any material interest in real property. True and complete copies of all leases and all material amendments and modifications thereto entered into by the Company or the Subsidiary with respect to the Leased Real Property (the "Leases") have heretofore been delivered by the Company to the Acquiror. The Leases are in full force and effect and constitute binding obligations of the Company or the Subsidiary and, to the best of its knowledge, the other parties thereto, and, to the best knowledge of the Company and the Subsidiary (i) there are no material defaults thereunder by the Company or the Subsidiary and (ii) to the Company's knowledge, no event has occurred which (with notice, lapse of time or both or occurrence of any other event) would constitute a material default by the Company or the Subsidiary or by any other party thereto.

      6.14 Title to Properties; Absence of Liens and Encumbrances. Schedule 6.14
                                                                   -------------
lists all real property owned by the Company or the Subsidiary as of the date of this Agreement. The Company and/or the Subsidiary has good and marketable title to all of the real property listed on Schedule 6.14 free and clear of all
                                      -------------
Encumbrances (as defined below) except for Permitted Encumbrances (as defined below). The term "Permitted Encumbrances" means (i) statutory liens for current taxes or assessments not due or delinquent or the validity of which is being contested in good faith, (ii) mechanics, workers, repairmen's and other similar liens arising or incurred in the ordinary course of business, (iii) such other liens, imperfections in title, charges, easements, restrictions and other encumbrances, if any, which in the aggregate are not material in amount (to the extent they relate to monetary obligations) and do not materially and adversely affect the use of the property subject thereto (as such property is used on the date hereof), and (iv) liens securing obligations reflected on the Company Balance Sheet and other encumbrances and matters specifically set forth on
Schedule 6.14.  Except for leased assets, the Company and the Subsidiary have
-------------
good and marketable title to all of their material tangible personal property used in their businesses, including, without limitation, those reflected in the Company Balance Sheet (other than assets disposed of in the ordinary course of business since the Company Balance Sheet Date), free and clear of all liens, charges, pledges, security interests or other encumbrances ("Encumbrances"), except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as would not, in the aggregate, materially and adversely affect the operation of the business of the Company or the Subsidiary, and except as reflected or disclosed in the Company Balance Sheet, the Company SEC Filings or on Schedule 6.14.
                  -------------

      6.15 Tax Matters.  Except as disclosed on Schedule 6.15, the Company and
                                                -------------
the Subsidiary have timely filed all material tax returns which the Company and/or the Subsidiary (as the case may be) are required to file ("Tax Returns") with respect to all federal, state, local, foreign or other governmental income, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability and all other material taxes imposed on the Company or the Subsidiary or with respect to any of their respective properties, or otherwise payable by them, including interest and penalties, if any, in respect thereof (collectively, "Company Taxes"), and have paid or provided for all Company Taxes shown to be due thereon. The Company has made available copies of all such Tax Returns to the Acquiror. Except as set forth on Schedule 6.15, (i) neither the Company nor the Subsidiary has filed or
         -------------
entered into, or is otherwise bound by, any election, consent or extension agreement that extends any applicable statute of limitations with respect to taxable periods of the Company and (ii) the Company is not a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any material Company Tax. Except as set forth on Schedule 6.15, to the Company's knowledge, no action or proceeding is
         -------------
pending or threatened by any governmental authority for any audit, examination, deficiency, assessment or collection from the Company or the Subsidiary of any material Company Taxes, no unresolved claim for any deficiency, assessment or collection of any material Company Taxes has been asserted against the Company or the Subsidiary, and all resolved assessments of Company Taxes have been paid or are reflected in the Company Balance Sheet. Except as set forth on Schedule 6.15, no power of attorney has been granted by the Company or the Subsidiary, and is currently in force, with respect to any matter relating to Company Taxes. Except as set forth on Schedule 6.15, all material tax deficiencies asserted or
                       -------------
assessed against the Company have been paid. The Company has made available to the Acquiror true and complete copies of all employment contracts which relate to any and all employees of the Company or the Subsidiary. Except as set forth on Schedule 6.15, neither the Company nor the Subsidiary has been a member of an
   -------------
affiliated group other than the group in which the Company is the parent.

      6.16 Proprietary Property.  To the best knowledge of the Company, Schedule
                                                                        --------
6.16A contains a complete and accurate list of all material trade names, logos,
-----
trademarks, trade secrets, service marks, copyrights and other intellectual property rights (collectively "Proprietary Property"), including all contracts, agreements and licenses relating thereto, owned by the Company or the Subsidiary or in which either of them has any rights. To the Company's knowledge, neither the Company nor the Subsidiary has materially infringed or is now materially infringing on any Proprietary Property belonging to any other person, firm or corporation. The Company and the Subsidiary own or hold material licenses or other material rights to use all Proprietary Property necessary for them to conduct their respective businesses as they are being conducted. Neither the Company nor the Subsidiary has granted any licenses with respect to any of their respective Proprietary Property. Neither the Company nor the Subsidiary has received any notice, nor does the Company know, of any material conflict or claimed material conflict with respect to the rights of others to the use of their corporate name or any of their Proprietary Property.

      6.17 Labor Matters. Schedule 6.17 lists, as of the date of this Agreement,
                          -------------
all collective bargaining agreements which relate to any of the employees of the Company and the Subsidiary. As of the date of this Agreement, except as set forth on Schedule 6.17, neither the Company nor the Subsidiary knows of any
         -------------
activity or proceedings of any labor union (or representatives thereof) to organize any unorganized employees employed by the Company or the Subsidiary, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any of the employees of the Company or the Subsidiary.
Except as set forth on Schedule 6.17, as
                       -------------
of the date of this Agreement, neither the Company nor the Subsidiary has received notice of any material claim, or has knowledge of any facts which are likely to give rise to any material claim, that they have not complied in any respect with any laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination or employment safety.

      6.18 Insurance. Schedule 6.18 lists, as of the date of this Agreement, all
                      -------------
material policies of fire, products liability, general liability, vehicle, worker's compensation, directors' and officers' liability, title and other insurance owned or held by or covering the Company or the Subsidiary or any of their property or assets which are material to the business of the Company and the Subsidiary, taken as a whole. As of the date of this Agreement, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and to the best of the Company's knowledge as of the date of this Agreement there is no basis for an underwriter of such policy to deny any such pending material claim. As of the date of this Agreement, all of such policies are in full force and effect in all material respects, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced or cannot be replaced on substantially similar terms prior to the date of such cancellation or termination. All premiums due and payable under such policies have been paid. Except as set forth on Schedule 6.18 no insurance policy or
                                       -------------
arrangement provides for any retrospective premium adjustment, experience based liability or loss sharing arrangement affecting the Company or the Subsidiary except adjustments, liabilities or loss sharing arrangements which would not be material in amount.

      6.19 Material Contracts. Schedule 6.19 lists, as of the date of this
                               -------------
Agreement, (i) all contracts in the nature of mortgages, indentures, promissory notes, loan or credit agreements or similar instruments under which the Company and the Subsidiary have borrowed or may borrow at least $200,000 and (ii) all contracts or other written agreements, whether or not made in the ordinary course of business, which are material to the business of the Company and the Subsidiary taken as a whole (other than Leases and agreements relating to real property listed on Schedule 6.14 hereof), but excluding in the case of clause
                   -------------
(ii) any contract or agreement which (x) does not require or involve payments of at least $100,000 in the aggregate in any given calendar year, or (y) would be terminable by the Company and/or the Subsidiary on less than 90 days prior notice without payment of a material termination penalty. Neither the Company nor the Subsidiary is in material default and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default under any of the contracts or agreements listed on Schedule 6.19.
                        -------------

      6.20 Proxy Statement; Offer Documents; Other Information.  Neither the
Schedule 14D-9 nor any of the information supplied or to be supplied in writing by the Company for inclusion in the Proxy Statement and any other documents, including the Offer Documents, to be filed with the Commission or any regulatory agency in connection with the transactions contemplated hereby, including any amendment or supplement to such documents, will, at the respective times such documents are filed, and, with respect to the Proxy Statement and the Offer Documents, when first published, sent or given to stockholders of the Company, contain any untrue statement of material fact, or omit to state any material fact necessary in order to make the statements made therein in light of the circumstances under which they are made not misleading or, in the case of the Offer Documents and the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Meeting and at the Effective Date, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the Offer or the solicitation of proxies for the Meeting which shall have become false or misleading. If, at any time prior to the Effective Date, any event relating to the Company or any of its affiliates, officers or directors is discovered by the Company that should be set forth in an amendment or supplement to the Proxy Statement or the Offer Documents, the Company will promptly inform the Acquiror, and such amendment or supplement will be promptly filed with the Commission and appropriate state securities administrators, and disseminated to the stockholders of the Company, to the extent required by applicable federal and state securities laws. All documents which the Company files or is responsible for filing with the Commission and any regulatory agency in connection with the Offer or the Merger (including, without limitation, the Schedule 14D-9 and the Proxy Statement) will comply as to form and content in all material respects with the provisions of applicable law. Notwithstanding the foregoing, neither the Company nor the Subsidiary makes any representations or warranties with respect to any information that has been supplied by the Acquiror or Newco, or their auditors, attorneys, financial advisors, other consultants or advisors specifically for use in the Schedule 14D-9 and the Proxy Statement, or in any other documents to be filed with the Commission or any regulatory agency in connection with the transactions contemplated hereby.

      6.21 Brokers. Neither the Company nor the Subsidiary has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, except that the Company has retained Morgan Stanley to provide a "fairness opinion" and advice on certain matters pursuant to that certain Letter Agreement between Morgan Stanley and the Company dated January 8, 1998.

      6.22 Suppliers and Customers.  Except as set forth in Schedule 6.22, the
                                                            -------------
Company has no commitment or obligation to continue to utilize the services of, or otherwise to do business with, any licensor, vendor, supplier or licensee of the Company or the Subsidiary which is not terminable by the Company on less than 60 days notice without penalty and which required aggregate payments within the 12 months preceding the date of this Agreement in excess of $200,000 or which is reasonably likely to require payments during the 12 months following the date of this Agreement in excess of $200,000.

      6.23 Inventories. As of the date of the Company Balance Sheet, the inventories shown on the Company Balance Sheet consisted in all material respects of items of a quantity and quality usable or saleable in the ordinary course of business net of reserves. All of such inventories were acquired in the ordinary course of business and have been replenished in all material respects in the ordinary course of business consistent with past practice. All such inventories are valued on the Company Balance Sheet in accordance with generally accepted accounting principles applied on a basis consistent with the Company's past practices, and provision has been made or reserves have been established on the Company Balance Sheet, in each case in an amount believed by the Company as of the date of this Agreement to be adequate, for all slow-moving, obsolete or unusable inventories.

      6.24 Potential Conflict of Interest. As of the date of this Agreement, except as set forth in the Company SEC Filings filed prior to the date hereof, since February 1, 1997, there have been no transactions, agreements, arrangements or understandings between the Company or the Subsidiary, on the one hand, and their respective affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

      6.25 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

      6.26 No Undisclosed Liabilities. Neither the Company nor the Subsidiary has any material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that were not fully reflected or reserved against in the Company Balance Sheet, except for liabilities and obligations of a nature not required to be reflected or reserved against in the Company Balance Sheet in accordance with generally accepted accounting principles, or incurred in the ordinary course of business and consistent with past practice since the date thereof.

      6.27 Product Liability. There are not presently pending or, to the Company's knowledge, threatened any material civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged material hazard or alleged material defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product distributed or sold by or on behalf of the Company or the Subsidiary. Neither the Company nor the Subsidiary has extended to any of its customers any material written, non-uniform product warranties, indemnifications or guarantees.

      6.28 Full Disclosure. Neither any representation or warranty by the Company in this Agreement nor any statement by the Company in any Schedules hereto omits to state any material fact necessary in order to make the representations, warranties or statements made herein or therein, in the light of the circumstances under which they were made, not misleading.


                                  ARTICLE VII
                            COVENANTS AND AGREEMENTS

      7.1 Stockholders Meeting.

          (a) The Company agrees, subject to Section 7.1(b), Section 9.1(e) and
                                             --------------  --------------
applicable law, that this Agreement shall be submitted at a meeting (the "Meeting") of its stockholders duly called and held pursuant to Section 251(c) of the General Corporation Law. As soon as practicable after the acquisition by Newco of the Minimum Shares pursuant to the Offer, the Company shall take all action, to the extent necessary to consummate the Merger, in accordance with applicable law, its Certificate of Incorporation and Bylaws, to convene a meeting of its stockholders promptly to consider and vote upon the approval of the Merger and to obtain the necessary approval of the Merger and the Agreement by its stockholders, and the Company shall prepare and file with the Commission, subject to the prior approval of Acquiror, which approval Acquiror shall not unreasonably withhold, preliminary and final versions of a proxy statement and proxy and other filings relating to the Meeting as required by the Exchange Act. The term "Proxy Statement" shall mean such proxy statement at the time it is first mailed, sent or given to stockholders, and all duly filed amendments or revisions made thereto, if any, similarly mailed, sent or given to such stockholders. Except as otherwise permitted by Section 7.5, the
                                                             -----------
Company shall include in the Proxy Statement the recommendation of the Board of Directors of the Company that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement. Notice of the Meeting shall be mailed to the stockholders of the Company along with the Proxy Statement. The Company, the Acquiror and Newco each shall use its reasonable best efforts to obtain and furnish the information required to be included in the Proxy Statement, and the Company, after consultation with Newco, shall respond promptly to any comments made by the Commission with respect to the Proxy Statement and cause the Proxy Statement and proxy to be mailed to its stockholders at the earliest practicable time.

          (b) Notwithstanding the preceding paragraph or any other provision of this Agreement, in the event Newco owns 90% or more of the outstanding shares of each class of the capital stock of the Company following expiration of the Offer, the Company shall not be required to call the Meeting or to file or mail the Proxy Statement, and the parties hereto shall, at the request of the Acquiror and subject to Article VIII, take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable following such expiration, without a meeting of stockholders of the Company in accordance with
Section 253 of the General Corporation Law.

      7.2 Conduct of the Business of the Company Prior to the Effective Date. Except (i) as set forth on Schedule 7.2, (ii) as expressly permitted by this
                           ------------
Agreement or (iii) as otherwise consented to or approved in writing by Acquiror, the Company agrees that prior to the Effective Date:

          (a) the business of the Company and the Subsidiary shall be conducted only in the ordinary course and consistent in all material respects with past practice;

          (b) each of the Company and the Subsidiary shall not (i) amend its Certificate of Incorporation or Bylaws, (ii) change the number of authorized, issued or outstanding shares of its capital stock, except upon the exercise of stock options outstanding on the date hereof described on Schedule 7.2, (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock, (iv) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock (except for repurchases of Common Stock from employees pursuant to existing stock subscription agreements between the Company and certain of its employees described on Schedule 7.2) or (v) split, combine or reclassify its outstanding shares of capital stock;

          (c) neither the Company nor the Subsidiary shall, directly or indirectly, (i) issue, grant or sell or agree or propose to issue, grant or sell any shares of, or rights of any kind to acquire any shares of the capital stock of the Company or the Subsidiary, except that the Company may issue shares of Common Stock upon the exercise of Options and warrants outstanding on the date hereof, (ii) other than in the ordinary course of business, incur any indebtedness for borrowed money, (iii) waive, release, grant or transfer any intangible rights of material value, except in the ordinary course of business,
(iv) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any personal property of the Company or the Subsidiary other than in the ordinary course of business and consistent with past practice or (v) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any real property of the Company or the Subsidiary;

          (d) the Company and the Subsidiary shall use their reasonable best efforts to preserve intact the business organization of the Company and the Subsidiary, to keep available the services of its operating personnel, to preserve the goodwill of those having business relationships with each of them and to carry on their respective businesses in substantially the same manner as carried on heretofore;

          (e) neither the Company nor the Subsidiary will, directly or indirectly, (i) increase the compensation payable or to become payable by it to any of its employees, officers, directors, agents or consultants or under any bonus, insurance, pension or other employee benefit plan or arrangement made to, for or with any such persons (other than as provided in employment agreements and welfare and benefit plans set forth on Schedule 6.10 as in effect on the
                                           -------------
date hereof, except in accordance with collective bargaining agreements set forth on Schedule 6.17, and except for cost of living adjustments and other
         -------------
increases in the ordinary course consistent with past practice or other increases which are reasonably necessary for the operation of the business of the Company and the Subsidiary), (ii) adopt, or make any payment or amend any provision, other than as required by existing plans or agreements as in effect on the date hereof and provisions and actions under existing stock option plans authorized in connection with the Offer or the Merger, any bonus, profit sharing, pension, retirement, deferred compensation, employment or other payment or employee compensation plan, agreement or arrangement for the benefit of any employee, officer, director, agent or consultant of the Company or the Subsidiary or modify the terms of any Option except in accordance with Section
                                                                       -------
3.5, (iii) grant any stock appreciation rights, (iv) enter into or amend in any
---
respect any employment agreement, (v) make any loan or advance to, or make any change in its existing borrowing or lending arrangements for or on behalf of or enter into any written contract, lease or commitment with, any affiliate, officer or director of the Company or the Subsidiary (pursuant to an employee benefit plan or otherwise), (vi) enter into any collective bargaining agreement, or (vii) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any employee, officer, director, agent or consultant, or pay or agree to pay or make any accrual or arrangement for payment to any employee, officer, director, agent or consultant of the Company or the Subsidiary of any amount relating to unused vacation days, except payments and accruals made in the ordinary course consistent with past practice or as required by the terms of any such plan or collective bargaining agreement;

          (f) neither the Company nor the Subsidiary shall, directly or indirectly, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation other than the Subsidiary, or make any loans or advances to any individual, firm or corporation except in the ordinary course of its business and consistent with past practices;

          (g) except (i) as set forth on Schedule 7.2, (ii) for replacement of
                                         ------------
equipment in the ordinary course of business and (iii) for expenditures not in excess of $100,000 per month (with unexpended amounts to carry forward to future months), neither the Company nor the Subsidiary shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation; provided, that the Company will confer with Acquiror if the amount of any capital expenditure would exceed $25,000;

          (h) neither the Company nor the Subsidiary shall enter into, modify or amend in any material respect or take any action to terminate their respective material contracts;

          (i) neither the Company nor the Subsidiary shall take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except for changes required by generally accepted accounting principles;

          (j) neither the Company nor the Subsidiary shall, without the consent of Acquiror, which consent shall not be unreasonably withheld, make any material Tax election, change any material Tax election already made, adopt any material Tax accounting method, change any material Tax accounting method unless required by United States generally accepted accounting principles, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment;

          (k) neither the Company nor the Subsidiary shall take, or agree to commit to take, any action that (i) would or is reasonably likely to result in any of the conditions to the Offer set forth in Exhibit A or any of the conditions to the Merger set forth in Article VIII not being satisfied, (ii) would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, consummation of the Offer (provided that any violation of this covenant will not give rise to any claim for damages, but may be the subject of a claim for equitable relief), or (iii) would materially impair the ability of the Company to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation and the Company and the Subsidiary will promptly advise the Acquiror in writing of any material adverse effect on the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets or liabilities of the Company and the Subsidiary, taken as a whole or any breach of the Company's representations or warranties, or any material breach of a covenant contained herein of which the Company or the Subsidiary has knowledge;

          (l) neither the Company nor the Subsidiary shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or the Subsidiary (other than the Merger);

          (m) neither the Company nor the Subsidiary shall pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations (i) reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) included in the Company SEC Filings or (ii) incurred in the ordinary course of business since the date of such financial statements;

          (n) neither the Company nor the Subsidiary shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to the Acquiror, except in the ordinary course of business and consistent with past practice; and

          (o) neither the Company nor the Subsidiary shall enter into an agreement, commitment or arrangement to do any of the things described in clauses (a) through (n) of this Section 7.2, or authorize, recommend, propose or
                                -----------
announce an intention to do any of such things.

          The consent of Acquiror required by this Section 7.2 will not be
                                                   -----------
unreasonably withheld subject to the following qualifications: (i) consent to actions described in clauses (b) and (c)(i) and (c)(v) may be withheld at any time for any reason and (ii) it shall be unreasonable to withhold such consent 120 days or more after the date of this Agreement unless the action would materially and adversely affect the value of the business of the Company and the Subsidiary to the Acquiror.

      7.3 Company Board Representation; Section 14(f).

          (a) Promptly upon the purchase by the Acquiror or any of its Subsidiaries of the Minimum Shares pursuant to the Offer, and from time to time thereafter, the Acquiror shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of the Company (the "Board") as shall give the Acquiror representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage, expressed as a decimal, that the aggregate number of shares of Common Stock beneficially owned by the Acquiror or any affiliate of the Acquiror following such purchase bears to the total number of shares of Common Stock then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause the Acquiror's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. The Company shall cause persons designated by the Acquiror to constitute the same percentage as persons designated by the Acquiror shall constitute of the Board of (i) each committee of the Board, (ii) the board of directors of the Subsidiary and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the earlier of (i) the time the Acquiror acquires a majority of the then outstanding shares of Common Stock, and (ii) the Effective Date, the Company shall use its best efforts to ensure that all the members of the Board and each committee of the Board and such boards and committees of the Subsidiary as of the date hereof who are not employees of the Company shall remain members of the Board and of such boards and committees.

          (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 7.3, and shall include in the
                                      -----------
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such
                               -------------
obligations. The Acquiror and Newco shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and
                                                              -------------
Rule 14f-1.

          (c) In the event that the Acquiror's designees are elected to the Company's Board of Directors, until the Effective Date, the Company's Board of Directors shall have at least two directors who are directors on the date hereof (the "1 Independent Directors"); provided, however, that in such event if the number of Independent Directors will be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate persons to fill such vacancies who shall not be stockholders, affiliates or associates of the Acquiror or Newco and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that the Acquiror's designees are elected to the Company's Board of Directors after the acceptance for payment of shares of Common Stock pursuant to the Offer and prior to the Effective Date, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights, benefits or remedies hereunder or (iii) take any other action by the Company's Board of Directors under or in connection with this Agreement which would adversely affect the rights of Company stockholders under this Agreement; provided, however, that if there will be no such directors, such actions may be effected by the unanimous vote of the entire Board of Directors of the Company. The provisions of this Section 7.3 are in addition to and shall not limit any rights
                   -----------
which the Acquiror, Newco or any of their affiliates may have as a holder or beneficial owner of shares of Common Stock as a matter of law with respect to the election of directors or otherwise; provided, that none of Acquiror, Newco or such affiliates shall take any action to remove or replace the Independent Directors prior to the Effective Date.

      7.4 Access to Properties and Records. The Company and the Subsidiary shall afford to the Acquiror and its accountants, counsel and representatives, reasonable access during normal business hours throughout the period prior to the Effective Date to all of their respective properties, books, contracts, commitments and written records (including but not limited to tax returns), and shall make reasonably available their respective officers and employees to answer fully and promptly questions put to them thereby (so long as such questions are not outside of the scope of purpose of this Section 7.4); provided
                                                          -----------
that no investigation pursuant to this Section 7.4 shall alter any
                                       -----------
representation or warranties of any party hereto or conditions to the obligation of the parties hereto; provided, further, that such access shall not unreasonably interfere with the normal business operations of the Company or the Subsidiary. The Acquiror and Newco agree to provide the Company and the Subsidiary with reasonable notice prior to visiting any such property for the purpose of any such investigation, including notice of the purpose and reason for such investigation. Notwithstanding the foregoing, the Acquiror and Newco agree that, it will obtain the approval of the Chief Executive Officer or the Chief Financial Officer of the Company (not to be unreasonably withheld) prior to any such investigation to be conducted at any of the warehouses or retail stores of the Company or the Subsidiary.

      7.5 Negotiations.

          (a) Following the execution of this Agreement by the Company, neither the Company nor the Subsidiary nor any affiliate of either of them as of the date of this Agreement, nor the directors, officers, employees, representatives or agents of any of them, shall, directly or indirectly, solicit, initiate encourage or participate in discussions or negotiations with or the submission of any offer or proposal by or provide any information to, any corporation, partnership, person, or other entity or group (other than Newco or Acquiror or an officer or other authorized representative of Newco or Acquiror) concerning any Third Party Transaction (as defined in Section 9.2(b)) or proposal related
                                           --------------
thereto or, participate in any negotiation regarding any Third Party Transaction or otherwise cooperate in any way with or encourage any effort or attempt by any other person to effectuate a Third Party Transaction. Notwithstanding the foregoing, prior to the acceptance for payment of shares of Common Stock pursuant to the Offer, the Company may (x) furnish information and access to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements in response to unsolicited written requests therefor, and (y) negotiate and participate in discussions and negotiations with such entity or group concerning a Third Party Transaction or proposal related thereto if (with respect to clause (y) only) the Board has determined in its good faith judgement, based as to legal matters and the written advise of outside legal counsel (i) that the exercise of the directors' fiduciary duties requires the taking of such action and, (ii) after consultation with all of its principal advisors in connection with the transactions contemplated herein, that such Third Party Transaction or proposal related thereto is a bona fide written proposal that would, upon consummation thereof, result in a transaction more favorable to the stockholders of the Company than the transactions contemplated herein and in the good faith reasonable judgement of the Board (based in part upon the advise of all of its principal advisors in connection with the transactions contemplated herein) is proposed by a corporation, partnership, person or other entity or group with sufficient financial resources available to it or available from third parties to consummate such transaction (a proposal that satisfies clauses (i) and (ii) being referred to herein as a "1 Superior Proposal"). The Company will immediately notify the Acquiror of the existence of any proposal, discussion, negotiation or inquiry received by the Company, and the Company shall immediately communicate to the Acquiror the terms of any proposal, discussion, negotiation or inquiry which it may receive and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. The Company shall promptly provide to the Acquiror any non-public information concerning the Company provided to any other party which was not previously provided to the Acquiror. Nothing contained in this Section 7.5 shall prohibit
                                                    -----------
the Company or its Board of Directors from disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act, or from making such disclosure to the Company's stockholders which, in the judgment of the Board of Directors, after receipt of advice from counsel, may be required under applicable law, provided, that the Company may not, except as permitted by Section 7.5(b), withdraw or modify, or
                                        --------------
propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend any Third Party Transaction or proposal relating thereto, or enter into any agreement with respect thereto. The Company shall immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from, or waive any provision of, any confidentiality agreement to which the Company is a party.

          (b) Except as set forth herein, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Acquiror or Newco, the approval or recommendation by such Board of Directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any proposal related to a Third Party Transaction or (iii) enter into any agreement with respect to any such proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of shares of Common Stock pursuant to the Offer, the Board of Directors of the Company may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the fifth Business Day following the Acquiror's receipt of written notice advising the Acquiror that the Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided, however, that the Company shall not enter into an agreement with respect to a Superior Proposal unless the Company shall have furnished the Acquiror with written notice not later than 12:00 noon (Boise time) five Business Days in advance of any date that it intends to enter into such agreement and shall have caused its financial and legal advisors to negotiate with the Acquiror to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated hereby on such adjusted terms. In addition, if the Company enters into an agreement with respect to any Third Party Transaction, it shall concurrently with entering into such agreement pay, or cause to be paid, to the Acquiror the Termination Fee (as defined in Section 9.2(a)), plus any amounts
                                            --------------
payable at said time for reimbursement of expenses pursuant to the provisions of

Section 9.2(a).
--------------

      7.6 Acquiror Vote. Acquiror shall vote all shares of Common Stock and all proxies it holds in favor of the Merger. After the date hereof, and prior to the expiration of the Offer the Acquiror shall not purchase, offer to purchase, or enter into any contract, agreement or understanding regarding the purchase of shares of Common Stock of the Company, except pursuant to the terms of the Stockholder Agreement, the Offer and the Merger.

      7.7 Employee Benefits.

          (a) The Acquiror will cause the Surviving Corporation to provide or will directly provide to the employees of the Subsidiary and the Company employee benefits that are substantially equivalent in the aggregate to those provided by Acquiror to similarly situated employees of Acquiror, and in determining the level of benefits under its employee benefit plans will provide full credit for years of service with the Company or the Subsidiary, as such years of service are currently recognized by the Company and the Subsidiary for its employee benefits for purposes of eligibility, vesting and benefit accrual but not for purposes of benefit accrual with respect to any "defined benefit pension plan." Nothing contained herein shall be deemed to require the Acquiror or the Company to continue in effect following the closing any existing Company Plan, except as may be required by any applicable collective bargaining agreement.

          (b) The Board of Directors of the Company shall adopt resolutions, effective immediately prior to the Closing, terminating each tax qualified defined contribution retirement plan sponsored, maintained, contributed to or required to be contributed to by the Company, the Subsidiary or any ERISA Affiliate, except any such plan required to be maintained by any applicable collective bargaining agreement.

      7.8 Indemnification.

          (a) From and after the Effective Date, in addition to any indemnification available to any officer or director by the Company or the Subsidiary, the Acquiror and Surviving Corporation shall (in each case to the fullest extent permitted by applicable law) indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Date, an officer, director or employee of the Company or the Subsidiary (the "Indemnified Parties") against any and all losses, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or the Subsidiary at or prior to the Effective Date and whether asserted or claimed prior to, or at or within 5 years after the Effective Date, and including, without limitation, any which arise out of or relate to the transactions contemplated by this Agreement (collectively, the "Indemnified Liabilities") (and the Acquiror and Surviving Corporation shall pay reasonable expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by law); provided, however, that neither the Acquiror nor Surviving Corporation shall be required to indemnify any Indemnified Party in connection with any proceeding (or portion thereof) involving any claim, action, suit, proceeding or investigation initiated by such Indemnified Party unless the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of the Acquiror or unless such proceeding is brought by an Indemnified Party to enforce rights under this Section 7.8. The Acquiror and Surviving Corporation shall not
                  -----------
take, or cause to be taken, at any time, any action to modify or terminate the indemnification arrangements or limitation of liability provisions contained in the Certificate of Incorporation or Bylaws of either the Company or the Subsidiary, or in any indemnification agreements entered into by either the Company or the Subsidiary, in a manner that would adversely affect the Indemnified Parties. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Date), (i) any counsel retained by the Indemnified Parties for any period after the Effective Date shall be reasonably satisfactory to the Acquiror; (ii) after the Effective Date, the Acquiror or Surviving Corporation shall pay all reasonable fees and expenses of counsel for the Indemnified Parties promptly as statements therefor are received; provided that Acquiror shall not be obligated to pay for more than one counsel for all Indemnified Parties with respect to the same matter unless (A) the Acquiror and an Indemnified Party shall have mutually agreed to the contrary; or (B) the representation of one or more such Indemnified Party and any other Indemnified Party pursuant to the preceding sentence in any such proceeding by the same counsel would be inappropriate due to actual or potential differing interests between such Indemnified Parties; and
(iii) after the Effective Date, the Acquiror and Surviving Corporation shall use all reasonable efforts to assist in the vigorous defense of any such matter, provided that the Acquiror and Surviving Corporation shall not be liable for any settlement of any claim effected without their written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim,
                                 -----------
action, suit, proceeding or investigation, shall notify the Acquiror and Surviving Corporation (but the failure so to notify the Acquiror and Surviving Corporation shall not relieve either such corporation from any liability which it may have under this Section 7.8 except to the extent such failure materially
                       -----------
prejudices the Acquiror or Surviving Corporation).

          (b) This Section 7.8 shall survive the closing of all of the
                   -----------
transactions contemplated hereby, is intended to benefit the Company, the Subsidiary, the Surviving Corporation and each of the Indemnified Parties (each of whom shall be entitled to enforce this Section 7.8 against the Acquiror or
                                          -----------
the Surviving Corporation, as the case may be) and shall be binding on all successors and assigns of the Surviving Corporation and the Acquiror.

      7.9 Confidentiality. The terms of the Confidentiality Agreement, dated December 22, 1997 (the "Acquiror Confidentiality Agreement") between the Company
         --
and the Acquiror are herewith incorporated by reference and shall continue in full force and effect until the Effective Date shall have occurred, and if this Agreement is terminated or if the Effective Date shall not have occurred for any reason whatsoever, the Acquiror Confidentiality Agreement shall thereafter remain in full force and effect in accordance with its terms. Notwithstanding the foregoing, the Company hereby expressly consents to the disclosure of any information subject to the Acquiror Confidentiality Agreement required to be disclosed by applicable law in connection with the consummation of the transactions contemplated by this Agreement; provided, that the Acquiror shall consult with the Company prior to the disclosure of any such information.

      7.10 Best Efforts. Subject to the terms and conditions hereof, each of the parties hereto agrees to use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary to satisfy the conditions set forth herein as soon as practicable, including, without limitation, reasonable best efforts necessary (i) to have removed or rescinded any and all temporary, preliminary or permanent injunctions or other orders, and (ii) to defend against any and all claims, actions, suits, proceedings, investigations or litigation, including, without limitation, any injunctions or other orders or claims, actions, suits, proceedings or investigations which arise out of or relate to the transactions contemplated by this Agreement, and including those described in Section 8.1(b) of this
                                                 --------------
Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require the Company, the Acquiror or Newco to commence any litigation against any entity in order to facilitate the consummation of any of the transactions contemplated hereby; provided, however, that in the event the Acquiror or Newco elects to commence any such litigation, the Company shall use its reasonable best efforts to cooperate fully in the prosecution of such litigation. Except for any such litigation that may be commenced by the Acquiror or Newco pursuant to
Section 7.11, no party hereto will take any action for the purpose of or that
-------------
may have the effect of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, the Acquiror and Newco shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

      7.11 Antitrust.

          (a) Notwithstanding anything contained in Section 7.10 of this
                                                    ------------
Agreement to the contrary, the Acquiror and the Company each agree to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or required by the United States Federal Trade Commission (the "FTC") or the United States Department of Justice (the "DOJ") in connection with the expiration or termination of the waiting period under the HSR Act as a result of the transactions contemplated by this Agreement; provided, however, that nothing set forth in this Section 7.11 shall be construed so as to preclude, prevent or
                  ------------
otherwise limit the Acquiror or Newco from instituting or prosecuting or defending a suit or claim in good faith with respect to any suit, objection, requirement or other action by the FTC, the DOJ, any other such governmental authority or any private party with respect to the transactions contemplated hereby. The Acquiror shall pay all filing fees incurred in connection with such filings under the HSR Act. Each party hereto shall promptly inform the other of any material communication from the FTC, the DOJ or any other government or governmental authority regarding any of the transactions contemplated hereby.
If either the Acquiror or the Company or any of their respective affiliates receives a request for additional information or documentary material from any such government or governmental authority with respect to the transactions contemplated by this Agreement, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The Acquiror shall advise the Company, and the Company shall advise the Acquiror, promptly in respect of any understandings, undertakings or agreements (oral or written) which it proposes to make or enter into with the FTC, the DOJ or any other governmental authority in connection with the transactions contemplated hereby. Except as otherwise provided in this Section
                                                                        -------
7.11, the Acquiror agrees to resolve any objections as may be asserted with
----
respect to the transactions contemplated hereby under the Antitrust Laws (as defined hereafter) by the applicable government or governmental authority (including, without limitation, the Antitrust Division of the DOJ or the FTC). Except as otherwise provided in this Section 7.11, if any suit is threatened or
                                     ------------
instituted challenging any of the transactions contemplated hereby as violative of any Antitrust Law, the Acquiror shall take such action (including, without limitation, agreeing to hold separate or to divest any of the businesses, stores, products or assets of the Acquiror or any of its affiliates or of the Company or the Subsidiary) as may be required (i) by the applicable government or governmental authority (including, without limitation, the Antitrust Division of the DOJ or the FTC) in order to resolve such objections as such government or governmental authority may have to such transactions under such Antitrust Law, or (ii) by any court or similar tribunal, in any suit brought by a private party or governmental authority challenging the transactions contemplated hereby as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions. The entry by a court, in any suit brought by a private party or governmental authority challenging the transactions contemplated hereby as violative of any Antitrust Law, of an order or decree permitting the transactions contemplated hereby, but requiring that any of the businesses, product lines or assets of the Acquiror or any of its affiliates or of the Company or the Subsidiary be divested or held separate by the Acquiror, or that would otherwise limit the Acquiror's freedom of action with respect to, or its ability to retain, the Company and the Subsidiary or any portion thereof or any of the Acquiror's or its affiliates' other assets or businesses, shall not be deemed a failure to satisfy the conditions specified in
Section 8.1 or Exhibit A of this Agreement or give rise to a right of
-----------    ---------
termination under Section 9.1. Notwithstanding anything contained in this
                  -----------
Agreement to the contrary, the Company shall in no event prior to the date on which the Offer is consummated be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Subsidiary or any portion thereof, or any of its other assets, stores, businesses or products.

          (b) For purposes of this Agreement, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

      7.12 Notices of Certain Events. The Company and the Acquiror shall, upon obtaining knowledge of any of the following, promptly notify the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Offer and the Merger;
(ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the Offer and the Merger; (iii) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against the Company or the Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 6.7 or which relates to the consummation of the Offer or the Merger;
   -----------
(iv) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Date; and (v) any material failure of the Company, the Acquiror or Newco, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.12 shall not limit or
                                                 ------------
otherwise affect the remedies available hereunder to the party receiving such notice.

      7.13 Stockholder Litigation. The Company shall give the Acquiror the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any of the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without the Acquiror's consent.

      7.14 Consents and Approvals.  Subject to the provisions of Section 7.11,
                                                                 ------------
each of the Company, the Acquiror and Newco shall take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which requirements shall include, without limitation, those identified in

Schedule 6.5,) and shall promptly cooperate with and furnish information to each
------------
other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with this Agreement and the transactions contemplated hereby. Subject to the provisions of Section 7.11, each of the
                                                  ------------
Company, the Acquiror and Newco shall, and shall cause its subsidiaries to, take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority (as defined below) or other public or private third party required to be obtained or made by the Acquiror, Newco, the Company or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

      7.15 Certain Supplier Agreements. The Company shall use its reasonable best efforts to assist the Acquiror in obtaining modifications desired by the Acquiror to any arrangements with the principal suppliers of the Company and the Subsidiary, such modifications to take effect from and after the Effective Date or the acceptance of shares of Common Stock for payment pursuant to the Offer, whichever occurs first.

      7.16 Year 2000 Services. When the Company has determined the particular management information services and software it requires in order to address the "year 2000 problem" it will provide written notice (the "Notice") to Acquiror describing the services and software it requires and the cost and payment schedule for such services and software. Within thirty (30) days of receipt of such Notice (but Acquiror shall not be required to respond prior to sixty (60) days from the date hereof), Acquiror shall permit the Company to purchase such services and software without violation of any representation, warranty or covenant under this Agreement or, at Acquiror's election, Acquiror and the Company will enter into a services agreement in form and substance reasonably satisfactory to Acquiror and the Company under which the Acquiror will provide management information services and software to address the "year 2000 problem" to (i) acquire inventory, (ii) ensure that stores may transmit orders and receive inventory, (iii) provide necessary interfaces between Acquiror's systems and the Company's and the Subsidiary's general ledger software and such other interfaces as are necessary to permit operation of the Company's and the Subsidiary's business as historically conducted. Acquiror will provide such services at its cost and expense while the Merger Agreement is in force and effect (but not for less than one hundred eighty (180) days from the date hereof) and shall continue such services after termination of the Merger Agreement until the Company and the Subsidiary are able to obtain and implement a fully operational system to provide the software and systems necessary to address year 2000 problems and permit operation of the Company's and the Subsidiary's business as historically conducted. After the termination of the Merger Agreement but not before one hundred eighty (180) days from the date hereof, the Company and the Subsidiary shall pay a reasonable fee for the services provided by Acquiror which shall be mutually agreed upon by the parties. In the event that Acquiror is unable to provide the services described hereunder within 60 days of the date of the Notice (but not before ninety (90) days from the date hereof) or provide reasonable assurances that it will be able to provide such services in accordance with the timetable required by the Company, the Company and the Subsidiary shall be free to purchase the services and software described in the Notice to address year 2000 problems and permit operation of the Company and the Subsidiary's business as historically conducted without violating any representation, warranty or covenant under this Agreement. The parties will cooperate in good faith to implement the intent and purpose of this Section and to establish security procedures to protect the integrity of the data and preserve its confidentiality.

      7.17 Recovery of Certain Amounts Owed. Prior to the Effective Date, the Company shall use its reasonable best efforts to cause all amounts payable under those certain promissory notes of Joseph Fernandez in favor of the Company described on Schedule 6.10 to be repaid in full.
             -------------


                                  ARTICLE VII
                              CONDITIONS PRECEDENT

      8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the Merger contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Common Stock of the Company entitled to vote thereon at the Meeting, unless Newco shall have acquired 90% or more of the outstanding shares of each class of capital stock of the Company;

          (b) No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction (collectively, "Governmental Authority") shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, final non-appealable injunction or other final non-appealable order which is in effect and has the effect of making the acquisition of Common Stock by Newco illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement; provided however, that this condition shall not modify Acquiror's obligation to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or required by the FTC or the DOJ in connection with the expiration or termination of the waiting period under the HSR Act, or by any private party or Governmental Authority or other tribunal under the Antitrust Laws or in a suit by a private party or governmental authority as a result of the transactions contemplated by this Agreement, all as further specified in and subject to Section 1.1 and Section 7.11 of this Agreement;
           -----------     ------------

          (c) Any waiting period applicable to the Offer and the Merger under the HSR Act shall have expired or been terminated;

          (d) Newco shall have commenced the Offer pursuant to Article I hereof,
                                                               ---------
and Newco shall have purchased, pursuant to the terms and conditions of such Offer, all shares of Common Stock duly tendered and not withdrawn; and

          (e) The Acquiror, Newco or their affiliates shall have purchased a majority of the outstanding shares of Common Stock, except that this condition shall not apply if the Acquiror, Newco or their affiliates shall have failed to purchase shares of Common Stock pursuant to the Offer in breach of their obligations under this Agreement.


                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

      9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, whether before or after approval by the stockholders of the Company:

          (a) by the mutual written consent of the Acquiror and the Company, pursuant to action by their respective Boards of Directors;

          (b) by the Acquiror if, without any material breach by the Acquiror or Newco of their obligations under this Agreement, the purchase of shares of Common Stock pursuant to the Offer will not have occurred within 30 days after the later of (i) the expiration or termination of the waiting period under the HSR Act and (ii) the lifting, rescission or termination of any order, decree, ruling or other action of or agreement with a Governmental Authority theretofore in effect that has the effect of prohibiting, enjoining, restraining or delaying the consummation of the Offer or the Merger or imposes material limitations on the ability of Newco to acquire shares of Common Stock; provided that Acquiror may not terminate under this clause (b) unless it has reached an agreement authorizing consummation of the Offer and the Merger with the FTC or DOJ and any other Governmental Authority that may have asserted that consummation of the Offer would violate the Antitrust Laws and any injunction or order prohibiting or limiting consummation of the Offer or the Merger has become final and non-appealable;

          (c) by the Company on or after July 19, 1998, if (i) the Company is not then in material breach of any of its obligations hereunder; (ii) the Company gives written notice to Acquiror (the "Termination Notice") of its intention to terminate this Agreement; (iii) Acquiror has not accepted a majority of the shares of Common Stock for payment pursuant to the terms of the Offer; and (iv) Acquiror does not, within five Business Days of receipt of the Company's Termination Notice, give the Company a notice of its intention to continue this Agreement in effect (a "No Termination Notice"). A No Termination Notice may not be given by the Acquiror unless the waiting period under the HSR Act has expired or been terminated and all other obligations under the Antitrust Laws necessary to consummate the Offer have been satisfied, including reaching an agreement, if necessary, with the FTC or DOJ and any other Governmental Authority that may have asserted that consummation of the Offer and the Merger would violate the Antitrust Laws authorizing consummation of the Offer and the Merger. A No Termination Notice shall not be effective (i) at any time when Acquiror is not using best efforts to lift, rescind or terminate a temporary, preliminary or appealable injunction or order (which does not relate to the Antitrust Laws) of the type described in clause (a) of Exhibit A, or (ii) if
                                                       ---------
such notice does not contain a binding, unconditional undertaking by Acquiror to accept shares of Common Stock pursuant to the terms of the Offer at the earliest practicable date after such injunction or order has been lifted, rescinded or terminated, without regard to the satisfaction of any other conditions to the Offer set forth in Exhibit A or any termination event set forth in Section 9.1.
                   ---------                                       ------------

          (d) by the Company, by action of its Board of Directors, if (i) the Acquiror or Newco shall have failed to comply with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Acquiror or Newco at or prior to such date of termination, which failure is material in the context of the transactions contemplated by this Agreement and is not reasonably capable of being cured or has not been cured within ten Business Days after the giving of written notice to the Acquiror or Newco, or
(ii) any representation or warranty of the Acquiror or Newco in this Agreement which is qualified as to materiality shall not be true and correct, or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in either event is not reasonably capable of being cured by the Acquiror or Newco, or has not been cured as the case may be, within ten Business Days of notice, in each case as if such representation or warranty was made as of such time on or after the date of the Agreement (unless such representation speaks as of an earlier date, in which case it shall be deemed to have been made as of such earlier date);

          (e) by the Company, prior to the purchase by Newco of at least the Minimum Shares pursuant to the Offer, in order to permit the Company to enter into, pursuant to Section 7.5, an agreement with respect to a Superior Proposal
                  -----------
that the Board of Directors of the Company has determined is more favorable to the stockholders of the Company than the Offer and the Merger, provided that (i) the Company has complied with all provisions of said Section 7.5, including the
                                                     -----------
notice provision set forth therein, and (ii) the Company makes simultaneous payment to the Acquiror of the Termination Fee;

          (f) by the Acquiror, at any time prior to the purchase of shares of Common Stock pursuant to the Offer, if (i) the Board of Directors of the Company shall have withdrawn, modified, or changed its recommendation or approval in respect of this Agreement or the Offer in a manner adverse to Newco, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any proposal relating to a Third Party Transaction, (iii) the Company shall have exercised a right with respect to a Third Party Transaction referenced in Section 7.5 and has, directly or through its representatives,
              -----------
continued discussions with any Third Party concerning such a proposal relating to a Third Party Transaction for more than ten Business Days after the date of receipt of such proposal or (iv) a proposal relating to a Third Party Transaction that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and the Company will not have rejected such proposal within ten Business Days of its receipt or, if sooner, the date its existence first becomes publicly disclosed; provided, further, that nothing contained in this

Section 9.1(f) or any other provision hereof shall give rise to a right of
--------------
termination solely as a result of the Company or the Board of Directors of the Company issuing to its stockholders a communication that contains only the statements permitted by Rule 14d-9e promulgated under the Exchange Act and within five Business Days of issuing such communication the Company publicly reconfirms its approval and recommendation of the Offer;

          (g) by the Company, by action of its Board of Directors, if Newco shall have failed to commence the Offer on or before that date which is five Business Days from the date hereof; provided, that the Company may not terminate this Agreement pursuant to this Section 9.1(g) if the Company is at such time in
                                --------------
material breach of its obligations under this Agreement;

          (h) by the Acquiror or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, final non-appealable injunction or other final non-appealable order which is in effect and has the effect of making the acquisition of Common Stock by Newco illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement (provided, however, that this termination event shall not modify Acquiror's obligation to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or required by the FTC or the DOJ in connection with the expiration or termination of the waiting period under the HSR Act, or by any Governmental Authority, under the Antitrust Laws or in a suit by a private party under the Antitrust Laws as a result of the transactions contemplated by this Agreement, all as further specified in and subject to Section 7.11 of this Agreement and subject to Section 1.1);
           ------------                                  -----------

          (i) by the Acquiror, by action of its Board of Directors, if prior to the purchase of shares of Common Stock pursuant to the Offer, (i) the Company shall have failed to comply with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Company prior to the date of such termination, which failure singly or in the aggregate would have or is reasonably likely to have a material adverse effect on the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets or liabilities of the Company and the Subsidiary taken as a whole and is not reasonably capable of being cured or has not been cured within ten Business Days after the giving of written notice to the Company or (ii) (A) any of the representations or warranties set forth in

Sections 6.2, 6.3, 6.4 and 6.25 shall not be true and correct in all material
------------  ---  ---     ----
respects or (B) any other representations or warranties of the Company in this Agreement shall not be true and correct which inaccuracy singly or in the aggregate would have or is reasonably likely to have a material adverse effect on the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets or liabilities of the Company and the Subsidiary taken as a whole, in either case which is not reasonably capable of being cured by the Company or has not been cured, as the case may be, within ten Business Days after the giving of written notice to the Company; and

          (j) by the Acquiror prior to the purchase of shares of Common Stock pursuant to the Offer, if, since the date of this Agreement, there shall have been any material adverse change in the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets or liabilities of the Company and the Subsidiary, taken as a whole, excluding any such change occurring at any time after the date of this Agreement caused by (a) a general change in the economy (including any such change caused by a general change in the markets served by the Company and the Subsidiary) or (b) the institution or threat of any suit, arbitration, mediation, action, proceeding, complaint or grievance which challenges any of the transactions contemplated by this Agreement or any action required in connection with the resolution of matters relating to the Antitrust Laws and excluding any such change occurring on or after the 90th day following the execution of this Agreement caused by the voluntary termination of employment by employees of the Company or the Subsidiary or a closure of, or any labor disruption, slowdown or strike relating to, the Company's principal distribution center located in Great Falls, Montana.

          (k) by the Company, beginning 90 days after the date of this Agreement, if since the date of this Agreement there has been a material adverse change in the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets or liabilities of the Company and the Subsidiary, taken as a whole. In order to exercise its right to terminate this Agreement pursuant to this Section 9.1(k)
                                                                --------------
(the "Company MAC Right"), the Company shall first deliver to Acquiror a certificate (the "MAC Certificate") executed by the Company's Chief Executive Officer or Chief Financial Officer describing in detail the conditions, events and occurrences causing or contributing to the material adverse change (the "Termination Conditions") and asserting the Company's intention to terminate this Agreement pursuant to this Section 9.1(k). Acquiror shall not be required
                                --------------
to respond to a MAC Certificate until the No MAC Deadline. As used herein, the "No MAC Deadline" shall mean the later of the 91st day after the date of this Agreement or five Business Days after Acquiror's receipt of the MAC Certificate. If the Acquiror confirms in writing (a "No MAC Certificate") on or prior to the No MAC Deadline that it is electing not to have the Company terminate the Agreement pursuant to this Section 9.1(k) with respect to the MAC Conditions set
                           --------------
forth in the MAC Certificate, the Company shall not be entitled to so terminate this Agreement. If the Acquiror exercises this right to prevent the Company's termination of this Agreement, the Acquiror shall not thereafter be entitled, as a result of any of the conditions, events or occurrences described in such MAC Certificate, to assert that a material adverse change has occurred pursuant to

Section 9.1(j), or that the condition of subparagraph (d) of Exhibit A has not
--------------                                               ---------
been satisfied, or to assert that a representation, warranty or covenant of the Company under this Agreement has been breached unless the adverse impact on the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets or liabilities of the Company or the Subsidiary, taken as a whole, of such conditions, events or occurrences described in the MAC Certificate increases substantially after the date of such MAC Certificate. In determining whether the adverse impact of a condition, event or occurrence described in any MAC Certificate on the Company and the Subsidiary taken as a whole has increased substantially the adverse impact resulting from the passage of time and from the impact of the condition, event or occurrence at up to the same level and in substantially the same manner as described in such MAC Certificate shall not be taken into account. The Company may present a new MAC Certificate to the Acquiror any time (i) if a material adverse change has occurred as a result of a condition, event or occurrence not described in a prior MAC Certificate or (ii) if the adverse impact of any condition, event or occurrence described in the prior MAC Certificate has increased substantially after the date of the prior MAC Certificate. If the Company presents a new MAC Certificate the procedures and affect on the Acquiror's rights described in this Section 9.1(k) shall apply
                                                  --------------
with respect to the conditions, events or occurrences described in the new MAC Certificate. If the Company delivers a MAC Certificate to the Acquiror and Acquiror does not deliver a No MAC Certificate to the Company on or prior to the No MAC Deadline, this Agreement shall terminate on the day immediately following the No MAC Deadline.

          Subject to the terms and conditions of this Agreement, in the event of such termination and abandonment, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement except as provided in Sections 7.9, 9.2 or 10.2 and except that nothing herein will
               ------------  ---    ----
relieve any party from liability for any wilful breach of this Agreement prior to such termination or abandonment.

      9.2 Termination Fee.

          (a) If (i) the Acquiror shall have terminated this Agreement pursuant to Section 9.1(f), or (ii) the Company shall have terminated this Agreement
   --------------
pursuant to Section 9.1(e), then in any such case the Company shall pay
            --------------
simultaneously with such termination, if pursuant to Section 9.1(e), and
                                                     --------------
promptly, but in no event later than two Business Days thereafter if pursuant to

Section 9.1(f), to the Acquiror a termination fee (the "1 Termination Fee")
--------------
equal to 3% of the amount equal to (A) $15.50 multiplied by (B) the number of shares of Common Stock outstanding on the date of termination, plus an amount (which shall not in any event exceed $1 million) equal to the Acquiror's and Newco's actual and reasonable documented out-of-pocket expenses incurred by the Acquiror and Newco in connection with the Offer, the Merger and this Agreement. The Termination Fee shall be payable by wire transfer to such account as the Acquiror may designate in writing to the Company.

          (b) For purposes of this Agreement, "Third Party Transaction" shall mean the occurrence of any of the following events: (i) the acquisition of the Company by merger, tender offer, exchange offer, consolidation or otherwise by any person other than the Acquiror, Newco or any affiliate thereof (a "Third Party"); (ii) the acquisition by any Third Party of all or substantially all of the total assets of the Company and the Subsidiary, taken as a whole; (iii) the acquisition by a Third Party of 50% or more of the outstanding shares of Common Stock of the Company; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or the Subsidiary of 50% or more of the outstanding shares of Common Stock of the Company.

      9.3 Amendment. Subject to the applicable provisions of the General Corporation Law, this Agreement may be amended by the parties hereto solely by action taken by their respective Boards of Directors, but no amendment shall be made which decreases the amount of cash into which shares of Common Stock of the Company are to be converted as provided in Section 3.1(a) hereof or which in any
                                           --------------
way materially and adversely affects the rights of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      9.4 Waiver. At any time prior to the Effective Date, the parties hereto, by action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any documents delivered pursuant hereto, and
(iii) waive compliance by the other party with any of the agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE X
                                 MISCELLANEOUS

      10.1 Survival. All representations, warranties and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be extinguished at the Effective Date or the earlier date of termination of this Agreement pursuant to Section 9.1, as the case may be,
                                          -----------
except that the agreements set forth in Article I, Article II and in Sections
                                        ---------  ----------        --------
3.4, 7.7, 7.8 and 7.9 will survive the Effective Date indefinitely, and those
---  ---  ---     ---
set forth in Sections 9.2 and 10.5 will survive the termination of this
             ------------     ----
Agreement indefinitely, and other than any covenant the breach of which has resulted in the termination of this Agreement.

      10.2 Expenses and Fees. If the Offer is consummated, all reasonable fees and expenses incurred in connection with the Agreement, the Offer and the Merger and the transactions contemplated thereby will be paid by the party incurring such fees and expenses of the Company and may be paid by the Surviving Corporation at the closing of the Offer. Notwithstanding the foregoing, the Company agrees to pay, no later than on the Effective Date, all reasonable fees, expenses and disbursements of counsel to the Company incurred in connection with the Merger.

      10.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by regular mail or by telecopier to the parties at the following addresses:

          (a)  if to Newco or the Acquiror, to:

               Albertson's, Inc.
               250 Parkcenter Boulevard
               P.O. Box 20
               Boise, Idaho  83726
               Attention:  Gary G. Michael, Chairman
               Telephone:  208-395-6200
               Telecopy:   208-395-6225

               with a copy to:

               Albertson's, Inc.
               250 Parkcenter Boulevard
               P.O. Box 20
               Boise, Idaho  83726
               Attention:  Thomas R. Saldin, Esq.
               Telephone:  208-395-6200
               Telecopy:   208-395-6672
          with copies to:

               Skadden, Arps, Slate, Meagher & Flom
               Four Embarcadero Center, Suite 3800
               San Francisco, California  94111
               Attention:  Theodore J. Kozloff, Esq.
               Telephone:  415-984-6400
               Telecopy:  415-984-2698

          (b) if to the Company or the Subsidiary, to:

               Buttrey Food and Drug Stores Company
               601 6/th/ Street S.W.
               Great Falls, Montana  59404
               Attention:  Joseph H. Fernandez
               Telephone:  406-454-7404
               Telecopy:   406-454-7251

          with copies to:

               Riordan & McKinzie
               300 S. Grand Avenue, 29th Floor
               Los Angeles, California  90071
               Attention:  Richard J. Welch, Esq.
               Telephone:  213-229-8510
               Telecopy:  213-229-8550

or at such other addresses as shall be furnished by the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed.

      10.4 Headings. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

      10.5 Publicity. The parties hereto shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement without consulting with all other parties and their respective counsel.

      10.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

      10.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

      10.8 Invalidity, Etc. In the event that any provision of this Agreement shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect to the extent that such provisions can still reasonably be given effect in accordance with the intentions of the parties, and the invalid and unenforceable provisions shall be deemed, without further action on the part of the parties, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

      10.9 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and conditions hereof in any action instituted in any court of the United States or any state having competent jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

      10.10 Governing Law. The validity and interpretation of this Agreement shall be governed by the laws of the State of Delaware, without reference to the conflict of laws principles thereof.

      10.11 Definition. For purposes of this Agreement, "knowledge of the Company or of the Subsidiary" or words of similar import shall mean the actual knowledge of the officers and directors of the Company on Schedule 10.11.
                                                          --------------

     IN WITNESS WHEREOF, the Acquiror, Newco and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                             ACQUIROR:

                             ALBERTSON'S, INC.


                             By:    /s/ Michael F. Rueling
                                   _________________________________
                                   Name: Michael F. Rueling
                                   Title: Executive Vice President


                             NEWCO:

                             LOCOMOTIVE ACQUISITION CORP.


                             By:    /s/ Michael F. Rueling
                                   _________________________________
                                   Name: Michael F. Rueling
                                   Title: Vice President


                             COMPANY:

                             BUTTREY FOOD AND DRUG STORES COMPANY


                             By:   /s/ Joseph H. Fernandez
                                   _____________________________________
                                   Name: Joseph H. Fernandez
                                   Title: Chairman, President and
                                          Chief Executive Officer

     Albertson's, Inc. ("Acquiror"), hereby guarantees the due performance of any and all obligations and/or liabilities of Newco under or arising out of this Agreement and the transactions contemplated hereby during the period up to and including the Effective Date.

                             ACQUIROR:

                             ALBERTSON'S, INC.


                             By:    /s/ Michael F. Rueling
                                   _________________________________
                                   Name: Michael F. Rueling
                                   Title: Executive Vice President

                                                                       EXHIBIT A
                                                                       ---------

                            CONDITIONS TO THE OFFER



     Certain Conditions of the Offer.  The Offer shall be conditioned upon a
     -------------------------------
minimum of a majority of the total issued and outstanding shares of Common Stock, as defined in the Agreement, on the date such shares are purchased pursuant to the Offer (the "Minimum Shares") being validly tendered and not withdrawn prior to 12:01 A.M., New York City time, [twenty Business Days after the date the Offer is commenced] or such later date as the Offer may be extended by an amendment to this Agreement in accordance with the provisions of Section
                                                                       -------
1.1 or as the Offer shall be extended as provided in the Agreement.  Moreover,
---
notwithstanding any other provision of the Offer, and subject to the terms and conditions of the Agreement, Newco shall not be obligated to accept for payment any shares of Common Stock until expiration of all applicable waiting periods under the HSR Act, and Newco shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of or payment for, any shares of Common Stock tendered in the Offer, or if the Minimum Shares shall not have been validly tendered pursuant to the Offer and not withdrawn, may terminate or amend the Offer, subject to the terms and conditions of the Agreement and Newco's obligation to extend the Offer pursuant to Section 1.1 if,
                                                                 -----------
prior to the time of acceptance for payment of any such shares of Common Stock (whether or not any other shares of Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following shall occur and remain in effect:

          (a) a United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the acquisition of Common Stock by Newco illegal or imposes material limitations on the ability of Newco to acquire shares of Common Stock or otherwise prohibiting consummation of the transactions contemplated by this Agreement, subject to Acquiror's and Newco's obligations pursuant to Sections 1.1 and 7.11 of the
                                               ------------     ----
Agreement and Acquiror's agreement not to terminate the Offer as long as any such injunction or order has not become final and non-appealable;

          (b) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE, and such event shall have continued to exist for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any United States governmental authority on the extension of credit generally by banks or other financial institutions or
(iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (c) either (i) (A) any of the representations or warranties of the Company in the Agreement set forth in Sections 6.2, 6.3, 6.4 and 6.25 shall not
                                      ------------  ---  ---     ----
be true and correct in all material respects or (B) any other representations or warranties of the Company in the Agreement shall not be true and correct which inaccuracy singly or in the aggregate would have or be reasonably likely to have a material adverse effect on the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets or liabilities of the Company and the Subsidiary taken as a whole and in either case are not reasonably capable of being cured by the Company or have not been cured within ten Business Days after the giving of written notice to the Company in each case as if such representations or warranties were made as of such time on or after the date of the Agreement (unless a representation speaks as of an earlier date, in which case it shall be deemed to have been made as of such earlier date); or (ii) the Company shall have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under the Agreement, which failure singly or in the aggregate would have or be reasonably likely to have a material adverse effect on the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets or liabilities of the Company and the Subsidiary taken as a whole and is not reasonably capable of being cured by the Company or has not been cured within ten Business Days after the giving of written notice to the Company; and the Chief Executive Officer of the Company shall have provided a certificate to the effect that the conditions set forth in clauses (i) or (ii) have not occurred on the date shares are to be accepted for payment pursuant to the Offer;

          (d) since the date of this Agreement and subject to Section 9.1(k) of
                                                              --------------
the Agreement, there shall have been any material adverse change in the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets or liabilities of the Company and the Subsidiary, taken as a whole, excluding any such change occurring at any time after the date of this Agreement caused by (i) a general change in the economy (including any such change caused by a general change in the markets served by the Company and the Subsidiary) or (ii) the institution or threat of any suit, arbitration, mediation, action, proceeding, complaint or grievance which challenges any of the transactions contemplated by this Agreement or any action required in connection with the resolution of matters relating to the Antitrust Laws, and excluding any such change occurring after the 90/th/ day following the execution of this Agreement caused by the voluntary termination of employment by employees of the Company or the Subsidiary or a closure of, or any labor disruption, slowdown or strike relating to, the Company's principal distribution center located in Great Falls, Montana;

          (e) the Board of Directors of the Company (i) shall have amended, modified or withdrawn its recommendation of the Offer or the Merger, subject to

Sections 7.5 and 9.1(e), (ii) shall have endorsed, approved or recommended any
------------     ------
Superior Proposal in accordance with Section 7.5 or (iii) the Company shall have
                                     -----------
entered into any agreement with respect to any Superior Proposal in accordance with Section 7.5;
     -----------

          (f) any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than the Acquiror or Newco or any of their respective subsidiaries or affiliates, shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than 25% of the outstanding shares of Common Stock (either on a primary or a fully diluted basis); provided, however, that this provision shall not apply to any person that beneficially owns more than 25% of the outstanding shares of Common Stock on the date hereof so long as such person does not further increase its beneficial ownership beyond the number of shares of Common Stock such person beneficially owns on the date of the Agreement; or

          (g) the Agreement shall have been terminated by the Company or the Acquiror pursuant to its terms;

which, in the reasonable judgment of the Acquiror and Newco, in any such case, and regardless of the circumstances (including any action or inaction by the Acquiror or Newco) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for shares of Common Stock. The foregoing conditions are for the sole benefit of the Acquiror and Newco and may be asserted by the Acquiror and Newco regardless of the circumstances giving rise to such condition or may be waived by the Acquiror and Newco in whole or in part at any time and from time to time. The failure by the Acquiror or Newco at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                       EXHIBIT B
                                                                       ---------
                             CERTIFICATE OF MERGER
                                    MERGING
                          LOCOMOTIVE ACQUISITION CORP.
                                 WITH AND INTO
                      BUTTREY FOOD AND DRUG STORES COMPANY
--------------------------------------------------------------------------------
                         Pursuant to Section 251 of the
                General Corporation Law of the State of Delaware
--------------------------------------------------------------------------------

     Buttrey Food and Drug Stores Company, a Delaware corporation ("Buttrey"), does hereby certify to the following facts relating to the merger ("Merger") of Locomotive Acquisition Corp., a Delaware corporation ("Newco") and a wholly-owned subsidiary of Albertson's, Inc., a Delaware corporation ("Acquiror"), with and into Buttrey, Buttrey remaining as the surviving corporation (the "Surviving Corporation"):

     FIRST:    Newco is incorporated pursuant to the General Corporation Law of the State of Delaware (the "DGCL"). Buttrey is incorporated pursuant to the DGCL. Acquiror is incorporated pursuant to the DGCL.

     SECOND:   The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the DGCL.

     THIRD:    Buttrey shall be the name of the Surviving Corporation.

     FOURTH:   The Certificate of Incorporation of Buttrey shall be the
Certificate of Incorporation of Surviving Corporation.

     FIFTH:    The executed Agreement and Plan of Merger is on file at the office of the Surviving Corporation, 250 Parkcenter Boulevard, P.O. Box 20, Boise, Idaho 83726.

     SIXTH:    A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

     IN WITNESS WHEREOF, Buttrey has caused this Certificate of Merger to be signed by its duly authorized officer, this _____ day of __________, 1998.

                         BUTTREY FOOD AND DRUG STORES COMPANY


                         By:  ____________________________________
                              Name:
                              Title: